Exhibit 10.1
SHARE PURCHASE AGREEMENT
Index

1. Definitions and interpretation

2. Sale and purchase of shares

3. Consideration

4. Completion

5. Vendors’ Loans

6. Vendors’ Warranties

7. Purchaser’s warranty

8. Completion accounts

9. Covenants

10. Guarantees

11. Guarantee from Portec Inc

12. Non-competition

13. Costs

14. Notices

15. Governing law and jurisdiction

16. Publicity

17. General

Schedule 1	Vendors’ shares, consideration, and vendors’ loans

Schedule 2	The Company

Schedule 3	The Properties

Schedule 4	Tax Deed

Schedule 5	Warranties

Schedule 6	Environmental Authorisations

Schedule 7	Completion Accounts and Adjustment of Consideration

Schedule 8	Vendor Protection

Schedule 9	Customers

Agreed Form Documents

Annex 1	Company Secretary’s Letter of Resignation and Acknowledgement/Letters of Confirmation from Continuing Directors

Annex 2	Service Agreements

Annex 3	Consultancy Agreement

Annex 4	Audited Accounts for the year ended 31st March 2005

Annex 5	Management Accounts of 31st October 2005

Annex 6	Management Accounts of 28th February 2006

Annex 7	Company’s business plans and forecasts

THIS AGREEMENT is made the 12th day of April 2006
BETWEEN :
(1)	The persons whose names and addresses are set out in the 1st and 2nd columns of Schedule 1 (‘the Vendors’)

(2)	Portec Rail Products (UK) Limited (registration number 3939427) whose registered office is at Vauxhall Industrial Estate Ruabon Wrexham LL14 6UY (‘the Purchaser’ which expression shall where the context so admits include its successors and assigns)

(3)	Portec Rail Products Inc of 900 Old Freeport Road, PO Box 38250, Pittsburgh, Pennsylvania 15238-8250 USA (“Portec Inc”)

(4)	Anthony Brown of 24 Kiveton Lane, Todwick, South Yorkshire S26 1HL (“Anthony Brown”)
Recitals
(1)	The Company (as hereinafter defined) is a private company limited by shares and at the date of this agreement has an authorised share capital of £1,000.00 divided into eight hundred A Ordinary Shares of £1 each and two hundred B Ordinary Shares of £1 each, all of which have been issued as fully paid (or credited as fully paid) and are registered in the names of the Vendors.

(2)	The Vendors are beneficially entitled to the shares in the numbers set out in the third column of Schedule 1 and have the right to sell, or procure the sale of, them free from all liens, charges and incumbrances.

(3)	The Vendors have agreed with the Purchaser to sell, or procure the sale of, the shares on the terms but subject to the conditions of this agreement.
IT IS AGREED as follows:
1	Definitions and interpretation

1.1	In this agreement and in the Schedules (unless the context otherwise requires), the following words and expressions have the following meanings:

‘the Accounting Date’	31st March 2005

‘Agreed Form’	in relation to any document, the draft of that document which is either annexed to this agreement or which has been initialled by the Vendors’ Solicitors and the Purchaser’s Solicitors by way of identification

‘Associate’	in relation to any Vendor:
(a) his issue or spouse; or
(b) any company with which he or any of his relatives as detailed in (a) above is or may be associated; or
(c) any partnership of which he is a member
and for the purposes of (b) above ‘associated’ shall have the meaning ascribed to it in the Companies Act 1985 Section 346

‘the Audited Accounts’	means the audited accounts of the Company for the accounting reference period ended on the Accounting Date (a copy of which is Annex 4 hereto) comprising inter alia a balance sheet profit and loss account notes auditors’ and directors’ reports

‘CAA 2001’	the Capital Allowances Act 2001

‘the Companies Acts’	the Companies Acts 1985 and 1989 and the Companies Consolidation (Consequential Provisions) Act 1985

‘the Company’	Coronet Rail Limited (company number 4616486) whose registered office is at Phoenix Works Castor Road Off Don Road Sheffield South Yorkshire S9 2TL, short particulars of which are set out in Schedule 2

‘the Completion Date’	the date of actual completion of the matters provided for in clauses 4.1 to 4.5 and ‘Completion’ shall be construed accordingly

‘the Disclosure Letter’	the letter and its annexures dated with today’s date delivered immediately before the execution of this agreement and addressed by the Vendors to the Purchaser disclosing various matters relative to the Warranties

‘Environmental Authorisations’	the permits consents licences authorisations and approvals which are required by the Company under the Environmental Legislation and detailed in Schedule 6

‘Indemnity’	together the obligations of the Vendors arising pursuant to clauses 9.1 and 9.3

‘Management Accounts	the unaudited profit and loss accounts of

October 2005’	the Company for the period ended on 31st October 2005 and the unaudited balance sheets as at 31st October 2005 (copies of which are Annex 5 hereto)

‘Management Accounts	the unaudited profit and loss accounts of

February 2006’	the Company for the period ended on 28th February 2006 and the unaudited balance sheets of the Company as at 28th February 2006 (copies of which are Annex 6 hereto)

‘the Properties’	the freehold and leasehold properties short particulars of which are contained in Parts I and II of Schedule 3 and ‘Property’ shall mean any of them

‘the Purchaser’s Solicitors’	Gwilym Hughes & Partners of 26-30 Grosvenor Road, Wrexham, LL11 1BU

‘the Revenue’	all fiscal authorities (national municipal or local) of the United Kingdom

‘the Shares’	the eight hundred A Ordinary Shares of £1 each and two hundred B Ordinary Shares of £1 each in the share capital of the Company details of which appear in Recital (2)

‘SSAP’	any Statement of Standard Accounting Practice or Financial Reporting Standard in force at the Completion Date

‘Taxation’ or ‘Tax’	any form of taxation duty levy impost charge national insurance or other similar contribution whether created or imposed by any governmental state federal local municipal or other body and in the United Kingdom (including without limitation :
(a) any obligation to repay (in whole or part) any payment for group or consortium relief; and
(b) any related penalty, interest, fine or surcharge)

‘the Tax Deed’	the tax deed referred to in clause 5.1.10

‘the Vendors’ Loans’	the amounts owing by the Company to the Vendors as shown in Schedule 1

‘the Vendors’ Solicitors’	Mincoffs Solicitors LLP, 5 Osborne Terrace, Jesmond, Newcastle Upon Tyne, NE2 1 SQ

‘the Warranties’	the warranties given by the Vendors referred to in clause 7 and Schedule 5
1.2	Expressions in the singular shall include the plural and in the masculine shall include the feminine and vice versa and references to persons shall include corporations and vice versa.

1.3	References to any statute or statutory provision shall be construed as references to such statute or statutory provision as respectively amended or re-enacted or as their operation is modified by any other statute or statutory provision (whether before or after the date of this agreement) and shall include:
1.3.1	any provisions of which they are re-enactments (whether with or without modification); and

1.3.2	shall include subordinate legislation made under the relevant statute except to the extent that any amendment, re-enactment or modification made after the date of this agreement would increase the liability of any of the parties or create a liability or reduce the benefit where one would not otherwise exist or be so reduced.
1.4	References to recitals clauses and schedules are references to recitals and clauses of and schedules to this agreement.
1.5	The Vendors shall, save where provided to the contrary, be deemed to enter or undertake all obligations under this agreement jointly and severally, whether those obligations result from the execution of this agreement of from the breach of its provisions (including without limitation any of the Warranties proving to be untrue or misleading, or being breached).
1.6	Expressions defined in Income and Corporation Taxes Act 1988, the Taxation of Chargeable Gains Act 1992, the Capital Allowances Act 2001 or in the Companies Acts shall wherever used in this agreement have the meanings given to them in the relevant statute (unless the context otherwise requires) and in the case of any inconsistency the defined terms used in the Companies Acts shall prevail.
1.7	The headings used in this agreement are inserted for convenience only and shall not affect its construction or interpretation.
1.8	The Schedules form part of this agreement.
2.	Sale and purchase of shares

2.1	Subject to the terms of this agreement:
2.1.1	each of the Vendors shall sell, or procure the sale of, the number of Shares set opposite his name in Schedule 1 with full title guarantee; and

2.1.2	the Purchaser (relying on the representations warranties undertakings and indemnities by the Vendors in this agreement) shall purchase the Shares free from all claims or Incumbrances (and with all attached or accrued rights as at the Completion Date) for the consideration detailed in clause 3.
2.2	The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all of the Shares is completed simultaneously
3	Consideration
3.1	Subject to adjustment as provided by clause 8 and subject to clause 12, the Consideration payable for the Shares (‘the Purchase Price’) shall be an amount equal to the aggregate of the sum of £3,000,000.00 (‘the Initial Payment’), to be paid as provided in clause 3.3, and such sum as may be determined and paid in accordance with clause 3.4.
3.2	The Purchase Price shall be apportioned among the Vendors in due proportion to the number of Shares registered in their respective names as detailed in Schedule 1.
3.3	The Initial Payment shall be paid as follows :-
3.3.1	On Completion, the sum of £2,400,000.00;

3.3.2	On 12th July 2006, the sum of £75,000.00;

3.3.3	On 12th October 2006, the sum of £75,000.00;

3.3.4	On 12th January 2007, the sum of £75,000.00;

3.3.5	On 12th April 2007, the sum of £75,000.00;

3.3.6	On 12th July 2007, the sum of £75,000.00;

3.3.7	On 12th October 2007, the sum of £75,000.00;

3.3.8	On 12th January 2008, the sum of £75,000.00;

3.3.9	On 12th April 2008, the sum of £75,000.00.
3.4	Earn out

3.4.1	In this clause, ‘the Relevant Accounts’ mean the consolidated profit and loss accounts of the Company for the period 8th April 2006 – 31st March 2007 (inclusive) and the year 1st April 2007 – 31st March 2008 (inclusive) (‘the relevant financial years’) to be prepared either :
3.4.1.1	on the same bases and in accordance with the same policies as the Audited Accounts (including in particular any provisions for depreciation and stock); or

3.4.1.2	in accordance with any other basis, policies or standards which a majority of the Vendors, and the Purchaser, may agree in writing
3.4.2	For the purposes of this clause ‘the Adjusted Net Profit’ means the combined post tax profit less losses (if any) as disclosed in the Relevant Accounts, adjusted :
3.4.2.1	to exclude the matters set out in clause 3.4.3;

3.4.2.2	to charge or deduct the matters set out in clause 3.4.4; and

3.4.2.3	(with the exception of transactions with Cooper and Turner Limited) to treat any transaction which is not on arm’s length and market terms as if it were on arm’s length and market terms;
but only so far as the Relevant Accounts have not already been adjusted to take the above matters into account.
3.4.3	The matters to be excluded (as referred to in clause 3.4.2.2) are as follows :
3.4.3.1	profits or losses of a capital nature made on the realisation of the intellectual property, goodwill or freehold or leasehold property of the Company or on their revaluation (other than by reason of their depreciation);

3.4.3.2	any profits (or losses) or income deriving from the occurrence of any other material change in the nature or conduct of the Company’s or in the established trading relationship of the Company (save for transactions or contracts pursuant to the Vendors’ business plans and/or forecasts and potential new product lines and other changes proposed by the Vendors all of which are set out in the Memorandum being Annex 7, which shall not be excluded), where that change has been initiated by the Purchaser;
3.4.3.3	interest charged on loan or other credit facilities, save for that charged on a facility in existence at the Completion Accounts Date and provided by a bank or other financial institution (and excluding, for the avoidance of doubt, any loan made by Cooper & Turner Limited) or any facility which replaces such a facility (subject always to that facility being on terms which are not more onerous than the facility which it is intended to replace);

3.4.3.4	any profits (or losses) or income deriving from any loans, payments or other transactions made to the Purchaser, or its subsidiary or associated companies, otherwise than in the ordinary course of business or activities related to them;

3.4.3.5	any management charges levied by the Purchaser;

3.4.3.6	any Directors’ fees (other than those applicable to any of the Vendors);

3.4.3.7	the amount of any bonus paid to employees of the Company exceeding an amount equal to 8% of the aggregate of all salaries (excluding, for the avoidance of doubt, the amount of any other emoluments) paid to employees of the Company during the relevant period;

3.4.3.8	audit, accountancy and taxation fees in excess of:
3.4.3.8.1	in respect of the period 8th April 2006 – 31st March 2007 inclusive, £4,500 plus VAT (‘the Current Fee’); and

3.4.3.8.2	in respect of the period 1st April 2007 – 31st March 2008 inclusive the Current Fee, subject to uplift to the extent of any increase in the United Kingdom Government Retail Prices Index from 31st March 2005.
3.4.3.9	the change of the Company’s year end from 31st March

3.4.3.10	any tax (including corporation tax and any similar, additional or substitute tax, tax on any capital gain, and any provision for deferred taxation) applicable to those items excluded pursuant to clauses 3.4.3.1 to 3.4.3.8(inclusive)
3.4.4	The matters to be charged or deducted (as referred to in clause 3.4.2.3) are as follows :
3.4.4.1	any tax levied or measured by profits (including corporation tax and any similar, additional or substitute tax, tax on any capital gain, and any provision for deferred taxation) save to the extent that the same is attributable to profits or income derived from those items excluded pursuant to clauses 3.4.3.1 to 3.4.3.8.
3.4.5	The Purchaser’s Accountants shall report on the Adjusted Net Profit (‘the Report’), and the Purchaser shall use all reasonable endeavours to procure that the Report is prepared within 3 months after the end of the relevant financial year of the Company to which it relates.
3.4.6	As to the Relevant Accounts and the Report:
3.4.6.1	the Relevant Accounts and the Report shall be presented to the Vendors for their approval. In this respect the Purchaser shall use their best endeavours to procure that the Vendors shall have access to all documentation that they may require and all other information that they may reasonable require to enable them to be satisfied that the Relevant Accounts and the Report have been prepared on the bases set out in clauses 3.4.2 and 3.4.3 and 3.4.4. The Vendors shall communicate their decision as to whether or not they approve the Relevant Accounts and the Report to the Purchaser and the Vendors within a period of 1 month of such presentation (“the Approval Period”)

3.4.6.2	in the event that the Vendors shall not approve the Relevant Accounts and the Report within the Approval Period the Vendors and the Purchaser shall use their best endeavours to meet (or procure that their nominated representatives shall meet) promptly and in any case within a period of 14 days of the end of the Approval Period to resolve any dispute that has arisen between them with regard to the Relevant Accounts and the Report

3.4.6.3	if any dispute relating to the Relevant Accounts or the Report is not resolved within a period of 14 days of the end of the Approval Period then (unless all the Vendors and the Purchaser otherwise agree in writing) the dispute shall be referred to an independent firm of chartered accountants (the “Referee”) to be appointed by agreement in writing between all the Vendors and the Purchaser or failing agreement, by the President for the time being of the Institute of Chartered Accountants in England and Wales upon an application made by any of the Vendors or the Purchaser

3.4.6.4	the Referee shall act as an expert and not as an arbitrator to the intent that his decision (in the absence of manifest error) shall be final and binding upon the Vendors and the Purchaser and his costs and expenses shall be borne as the referee shall determine (or, in absence of such determination, as to 50% by the Vendors and 50% by the Purchaser)

3.4.6.5	the Referee shall be requested to state what adjustments (if any) are necessary to the Relevant Accounts and the Report in order to comply with the requirements of this agreement

3.4.6.6	upon the approval of the Vendors’ Accountants of the Relevant Accounts and the Report or the resolution of any dispute arising between the Vendors’ Accountants and the Purchaser’s Accountants in respect of the Relevant Accounts and the Report or the decision of the Referee (as the case may be) the Relevant Accounts and the Report in the form so approved, resolved or decided shall (in the absence of manifest error) be final and binding on the Vendors and the Purchaser.
3.4.7	In respect of each of the relevant financial years ending on 31st March 2007 and 31st March 2008, the Purchaser shall pay to the Vendors by way of additional consideration for the Shares (‘the Additional Consideration’) an amount in cash calculated by reference to the following :
3.4.7.1	none of the first £600,000.00 of Adjusted Net Profit shall be paid to the Vendors;

3.4.7.2	the next £500,000.00 of Adjusted Net Profit shall be paid to the Vendors;

3.4.7.3	one half of any surplus Adjusted Net Profit shall be paid to the Vendors.
3.4.8	No Additional Consideration shall be payable to the Vendors in respect of a relevant financial year if the Adjusted Net Profit for that period does not exceed £600,000.00

3.4.9	The Additional Consideration (if any) due to the Vendors based on the Adjusted Net Profit for each relevant financial year shall be paid within 28 days after the date of approval, resolution or decision (as the case may be) of the Relevant Accounts and the Report for that period..
3.5	The Purchaser irrevocably undertakes to the Vendors that during the period from the date of this agreement to 31st March 2008:
3.5.1	that it will not make or pass or procure to be made or passed any petition or resolution for the winding-up, dissolution or striking off of the Company or for the consolidation or amalgamation of the Company with any company, association, partnership or legal entity and will use all reasonable endeavours to resist any such petition or resolution;

3.5.2	that it will not part with control (as defined in s.416 of the Taxes Act), or allot or issue any further Shares in the Company;

3.5.3	that it will not transfer, divert or direct the custom of any customer or client or potential customer or client of the Company as at the date of this agreement elsewhere or seek to do so provided always that this clause shall not prevent the Purchaser competing with the Company in circumstances where it is approached directly by any potential customer or client;

3.5.4	that it will not sell or procure the sale or otherwise dispose of the whole or any part of the business undertaking or assets (other than current or fixed assets disposed of in the normal course of business) of the Company or cease trading any operational division of the Company as carried on at the Completion Date unless it incurs actual loss and in any event shall not transfer such operational division to another member of the Purchaser’s Group;
3.5.5	subject to the Company’s business plans and forecasts being Annex 7, that it will not exercise its control over the Company in such manner as to change the nature or reduce the scope of the business of the Company to cause any material adverse change to take place in the turnover or turnover prospects or profitability of the Company or which could reasonably be foreseen to materially adversely affect the Consideration payable to the Vendors

3.5.6	that it will not restrict (whether by payment of excessive dividends or otherwise) the financial resources to carry on and develop its business (as set out in the Company’s business plans and forecasts being Annex 7) including without limitation sufficient financial resources to meet appropriate capital expenditure requirements for the continuance and the said development of the business of the Company;

3.5.7	that it will not transfer or second any of the current employees of the Company (or any employees who replace any of the current employees of the Company) to any part of the Purchaser’s Group;
4	Completion
Completion of the sale and purchase of the Shares shall take place at the offices of the Purchaser’s Solicitors forthwith upon exchange of this agreement (‘the Completion Date’) when and where the matters referred to in clauses 4.1 to 4.5 shall be carried out
4.1	The Vendors will deliver to the Purchaser:
4.1.1	transfers of the Shares duly executed by the registered holders in favour of the Purchaser (or as it in writing directs), accompanied by their respective share certificates;

4.1.2	the certificate of incorporation statutory books (including minute books) and (if any) common seal of the Company, (where appropriate) complete and written up to date;

4.1.3	the title deeds to the Properties and all ancillary documents;

4.1.4	the resignation of Peter David Vaughan Jones as secretary of the Company executed as a Deed in the Agreed Form;

4.1.5	a written acknowledgement from each of the existing Directors (executed as a Deed in the Agreed Form) that he has no claim whatever against the Company save in respect of salary, expenses, pension contribution and other benefits (to the extent not already provided) for the period 1st April 2006 – 11th April 2006 inclusive;

4.1.6	a copy of the resignation of the existing auditors of the Company effective in all respects confirming that they have no outstanding claims of any kind, and containing a statement complying with the Companies Act 1985 Section 394 that there are no circumstances which they consider should be brought to the attention of the members or creditors of the Company (the original of which resignation shall also be deposited by the existing auditors of the Company at the registered office);

4.1.7	a Tax Deed in the form set out in Schedule 4 duly executed by each of the Vendors;

4.1.8	certificates from the Company’s bankers certifying the current and deposit account balances of the Company at the close of business on the last business day preceding Completion;

4.1.9	appropriate forms to amend the mandates given by the Company to its bankers;

4.1.10	written confirmation from the Vendors, in the Agreed Form, that there are no subsisting guarantees given by the Company or any subsidiary in their favour;

4.1.11	written confirmation from the Vendors, in the Agreed Form, that, after compliance with clause 4.6, none of the Vendors or their Associates will be indebted to the Company;

4.1.12	written confirmation from the Vendors, in the Agreed Form, that, the Company is not indebted to any of the Vendors or (save for Cooper and Turner Limited) to any of their Associates to the extent provided for in the written confirmation;

4.1.13	original certificates of all registered trademarks patents and designs and the originals of all licences or Environmental Authorisations obtained by or issued to the Company or any other person in connection with the business carried on by it;

4.1.14	evidence (in a form reasonably satisfactory to the Purchaser) of the release from all charges debentures and other security interests (if any) created by the Company or to which any of its assets is subject or (as appropriate) certificates of non-crystallisation (but excluding the fixed and floating charge dated 11th March 2005 given by the Company in favour of Euro Sales Finance Plc);

4.1.15	the Disclosure Letter;

4.1.16	evidence (in a form reasonably satisfactory to the Purchaser) of the release and discharge of the Company from all and any liability in respect of the Cooper & Turner Business Loan;

4.1.17	evidence (in the Agreed Form) of the termination and discharge of the Shareholders Agreement dated 16th August 2005 made between the Vendors relating to the Company and the waiver by each of the Vendors of all and any rights which they have and / or may have pursuant to article 4 of the Articles of Association of the Company relating to the sale of the Shares by the Vendors to the Purchaser by this Agreement.
4.2	The Vendors will procure that a board meeting of the Company shall be held at which:
4.2.1	those persons nominated by the Purchaser shall be appointed as directors and secretary of the Company;

4.2.2	the resignation of the secretary referred to in clause 4.1.5 shall be submitted and accepted;

4.2.3	Garbutt & Elliott of Arabesque House, Monkscross Drive, Huntington, York YO32 9GW shall be appointed auditors of the Company;

4.2.4	the transfers of the Shares (subject to stamping) shall be approved for registration;

4.2.5	the existing bank mandates given by the Company shall be cancelled;

4.2.6	the registered office of the Company shall be changed as the Purchaser may direct;
4.3	The Company and Peter David Vaughan Jones shall enter into a service agreement in the Agreed Form.

4.4	The Company and Gary Elliott shall enter into a service agreement in the Agreed Form.

4.5	The Company and Anthony Brown shall enter into a consultancy agreement in the Agreed Form.

4.6	The Vendors shall repay all money then owing by them to the Company (whether then due for payment or not).

4.7	The Purchaser shall:
4.7.1	pay (or procure the payment of) by way of telegraphic transfer that part of the Purchase Price as is payable in cash on Completion, to and in favour of the Vendors’ Solicitors (whose receipt shall be a full discharge to the Purchaser);

4.7.2	procure that the Company repay to the Vendors the Vendors’ Loans (if any); and

4.7.3	deliver to the Vendors a duly executed counterpart of the Tax Deed.
5 Vendors’ indebtedness
5.1	The Vendors’ shall procure that, on or before Completion, all indebtedness due from the Vendors and their Associates to the Company shall be discharged in full.
6 Vendors’ Warranties
6.1	The Vendors warrant to the Purchaser in relation to the Company in the terms set out in Schedule 5.

6.2	The Vendors agree that the warranties referred to in clause 6.1 shall remain in full force and effect notwithstanding Completion.

6.3	For the avoidance of doubt the Warranties shall be separate and independent and (save as expressly provided) shall not be limited by reference to any other clause, or anything in this agreement or its Schedules.

6.4	Where the Vendors are obliged to make a payment in respect of the Warranties contained in paragraphs 2.6 and 3.1 to 3.5 inclusive and 17.1 to 17.11 inclusive and 18.1 to 18.3 inclusive and 19.1 to 19.10 inclusive of Schedule 5, the Purchaser may elect, without prejudice to any other remedy available to the Purchaser (but nevertheless subject to the applicable provisions of Schedule 8), in its absolute discretion that the Vendors should immediately pay to the Company by way of indemnity:
6.4.1	a cash amount equal to the diminution or shortfall in value of any of its assets; or

6.4.2	a cash amount equal to the amount of any liability (actual or contingent) which would not have been made, incurred or occasioned if the relevant matters had been as represented in the Warranties; or

6.4.3	(where necessary to provide a full indemnity), both of the above.
6.5	Where the Vendors are obliged to make a payment under clause 6.4 above, that payment shall:
6.5.1	provide, on a full indemnity basis, for any costs and expenses incurred in investigating, resisting or negotiating any claim (whether successful or not) which, if successful, would have given rise to a liability on the part of the Vendors or any of them under this clause; and

6.5.2	have regard to the fact (as is the case) that the Purchaser enters into this agreement with the intention that the business of the Company shall or may be continued as a going concern, utilising all the assets and subject only to the liabilities to which, in accordance with the terms of this agreement, the Company would on

Completion be entitled and bound on the basis that all the Warranties were duly performed and fulfilled.
6.6	The rights and remedies of the Purchaser in respect of the Warranties shall not be affected by:
6.6.1	Completion;

6.6.2	(subject to clause 7) any investigation made by it, or on its behalf, into the affairs of the Company

6.6.3	(subject to clause 7) the Purchaser’s knowledge of any information which it may have received, or been given, or have actual, implied or constructive notice of, prior to the signing of this agreement (other than that fairly disclosed in the Disclosure Letter);

6.6.4	its rescinding, or failing to rescind, this agreement, or failing to exercise, or delaying, the exercise of any right or remedy; or

6.6.5	any event or matter whatever, except a specific and duly authorised written waiver or release.
6.7	The Warranties shall be deemed to be given as at the date of this agreement and to relate to the facts then existing.

6.8	In relation to any information supplied prior to the date of this agreement by the Company (or their professional advisers) to the Vendors or their officers, employees, agents, representatives or advisers, in connection with the Warranties and the contents of the Disclosure Letter or otherwise in relation to the business or affairs of the Company :
6.8.1	the Company makes no representation warranty, or guarantee of the accuracy of that information (or any part of it) to the Vendors; and

6.8.2	the Vendors waive any claims against the Company, its officers employees, agents, representatives or advisers, which they might otherwise have in respect of that information or any part of it.
6.9	Any of the Warranties which are qualified by the expression ‘to the Vendors’ best knowledge, information and belief; ‘so far as the Vendors are aware’ or any similar expression shall be deemed to include an additional statement that they have been made after careful inquiry of all of the following:
6.9.1	the Company’s legal advisers

6.9.2	the Company’s accountants

6.9.3	the Company’s tax advisers

6.9.4	the Company’s insurance brokers

6.9.5	the Company’s insurance companies
but without imposing (for the avoidance of doubt) any need for the Vendors or those named in clauses 6.9.1 to 6.9.5 (inclusive) to have undertaken any particular survey or other third party enquiry.

6.10	The liability of the Vendors in respect of the Warranties, the Indemnity contained in clause 9.1, and the Tax Deed shall be limited if and to the extent that the limitations referred to in Schedule 8 apply.
7 Purchaser’s warranty
The Purchaser hereby warrants that, save regarding clips supplied by the Company and save regarding matters contained mentioned or referred to in the Disclosure Letter and save regarding matters set out in the Purchaser’s Letter, the Purchaser has not been advised by Michael Bornak (accountant) and/or by Alicia Faderewski (financial analyst) and/or by its accountants Garbutt & Elliott of Arabesque House, Monkscross Drive, Huntington, York YO32 9GW and/or by its Solicitors Gwilym Hughes & Partners of 30 Grosvenor Road, Wrexham LL11 1BU that the Vendors are in breach of any of the Warranties, and that all information contained in the Purchaser’s Letter is fairly presented, the burden being on the Vendors to disprove this warranty on the part of the Purchaser.
8 Completion Accounts and Adjustment of Consideration
8.1	The Vendors warrant that:
8.1.1	(subject to the Purchaser procuring that all unfettered access will be provided to all relevant information) they have procured and will procure that Grahame Irwin Sanderson (accountant) of 4 Larwood Court, Riverside, Chester Le Street, County Durham DH3 3QQ will by

30th April 2006 produce and provide the Purchaser with the management accounts for the Company for the period ended 31st March 2006; and

8.1.2	the said Management Accounts will have been prepared on a basis wholly consistent with that adopted in the preparation of the Management Accounts February 2006.
8.2	The cost of producing the Management Accounts for the financial period ended 31st March 2006 shall be an expense of the Company and shall be provided for in the Completion Accounts.

8.3	Each of the parties shall comply with the requirement of Schedule 7 relating to Completion Accounts and adjustment of Consideration.

8.4	It is hereby agreed and declared that the Company’s Working Capital as at close of business on 31st October 2005 was in the sum of £395,181 as shown in the Management Accounts October 2005.

9	Covenants

9a	Covenants by the Vendors

9.1	The Vendors covenant with the Purchaser that they will pay to the Purchaser an amount equal to all costs proceedings charges claims demands and liabilities which the Company may incur arising from and/or in respect of work done in respect of clips and/or services supplied in respect of clips by the Company prior to Completion and the recovery and/or return and/or replacement after Completion of clips supplied by the Company prior to Completion.

9.2	The Vendors covenant with the Purchaser and with the Company that the Vendors shall during and in respect of the period commencing (and including) the Completion Date and ending (and including) 21st June 2009 pay (or procure the payment of) all premiums in respect of and maintain and continue and/or procure the maintenance and continuation of the ACE European Group Combined Liability Policy Number 43UKC16227 (or another policy providing the same cover and on substantially the same terms, save as to premium) in respect of the Company on the same terms (save as to the amount of the premium) as at the date of this agreement and provide the Purchaser (upon written request) with each premium receipt provided always that :
9.2.1	Subject to clauses 9.2.4 and 9.2.5 and 9.2.6, the Company and/or the Purchaser will by way of reimbursement remit to the Vendors (or as they may direct) for the year 21st June 2006 — 21st June 2007 the amount of the current premium (being £24,000.00) (“the Current Premium”) plus any increase of premium for the year 21st June 2006 – 21st June 2007 to a maximum of £3,600.00.

9.2.2	Subject to clauses 9.2.4 and 9.2.5 and 9.2.6, the Company and/or the Purchaser will by way of reimbursement remit to the Vendors (or as they may direct) for the year 21st June 2007 – 21st June 2008 the amount of the premium for the year 21st June 2006 – 21st June 2007 (to a maximum of £27,600) plus any increase in premium for the year 21st June 2007 – 21st June 2008 to a maximum of £4,140.00.

9.2.3	Subject to clauses 9.2.4 and 9.2.5 and 9.2.6, the Company and/or the Purchaser will by way of reimbursement remit to the Vendors (or as they may direct) for the year 21st June 2008 – 21st June 2009 the amount of the premium for the year 21st June 2007 – 21st June 2008 (to a maximum of £31,740) plus any increase in premium for the year 21st June 2007 – 21st June 2008 to a maximum of £4,761.00

9.2.4	In the event that the Company and/or the Purchaser makes any claim under the said Policy in respect of any act and/or omission pre-Completion (including but not limited to any failure post-Completion to remove any of the clips manufactured by Kumar Industrial Corporation from steel stock supplied by Modern Steel and being batches KI-AU and KI-AW and KI-AX and KI-AY and KI-AZ and KI-BA and KI-BB and KI-BC and KI-BE and KI-BF) in consequence of which there is an increase in premium, the Vendors shall bear the same and shall not recover the whole or any part thereof from the Company and/or the Purchaser.

9.2.5	In the event that the Company and/or the Purchaser makes any claim under the said Policy in respect of any act and/or omission post-Completion, the Company and/or the Purchaser will by way of reimbursement remit to the Vendors the amount of any increase in the annual premium resulting from such claim (provided always that any failure post-Completion to remove any of the clips in Kumar batches KI-AU and KI-AW and KI-AX and KI-AY and KI-AZ and KI-BA and KI-BB and KI-BC and KI-BE and KI-BF does not constitute a post-Completion act and/or omission for the purpose of this clause 9.2.5).

9.2.6	In the event that there is any premium increase in respect of any increase post 7[h] April 2006 in the Company’s annual turnover the Company and/or the Purchaser will be by way of reimbursement remit to the Vendors (or as they may direct) the amount of such premium increase.
9.3	The Vendors covenant with the Purchaser that they will pay to the Company or to the Purchaser (as the Purchaser may direct) an amount equal to all costs proceedings charges claims demands and liabilities which the Company may incur in respect of Tax arising from and/or in respect of the release and discharge of the Company from the Cooper & Turner Business Loan.
9b Hire Purchase and Hire Agreement
9.4	The Purchaser shall procure that, in relation to each of the following contracts:
(a)	the lease purchase agreement number 75/4668-1635-9 to which Cooper & Turner Limited is a party (“the HP Agreement”) and relating to an Audi motor vehicle registration number NJ55 VUA (“the Vehicle”);

(b)	a hire agreement number 82/5572-9347-2 to which Cooper & Turner Limited is a party and relating to the hire of a forklift truck;

(c)	a contract or contracts with Orange relating to the provision of the mobile phones using (as at the date of this agreement) numbers 07971509830, 07971509835 and 07971386293 and line rental or call charges in respect of such phones;
(together “the Contracts”) the Company shall:
9.4.1	pay to Cooper & Turner Limited an amount equal to all payments made at any time following Completion by Cooper & Turner Limited pursuant to the terms of the Contracts; and

9.4.2	observe and perform all other covenants on the part of Cooper & Turner Limited contained in the Contracts as if the Company was a party to them.
9.5	The Vendors shall procure that Cooper & Turner Limited shall do all deeds, acts and things necessary for the purpose of providing the Company with the full benefit of the Contracts.

9.6	Subject to Cooper & Turner Limited obtaining title to the Vehicle pursuant to the terms of the HP Agreement, the Vendors shall procure that Cooper & Turner Limited shall transfer the title to the Vehicle to the Company.
10 Guarantees
10.1	Anthony Brown hereby unconditionally and irrevocably guarantees that Club Fun Limited shall promptly observe and perform all of the obligations on its part contained mentioned or referred to in this agreement and he hereby covenants to indemnify and keep indemnified the Purchaser and the Company from and against all costs, proceedings, charges, claims, demands and liability arising from or in respect of any breach, non-observance or non-performance by Club Fun Limited of the said obligations.

10.2.1	Notwithstanding any rule of law or equity to the contrary, any release, waiver or compromise, or any other arrangement of any kind whatever, which the Purchaser may agree to, or effect, in connection with this agreement in relation to Anthony Brown shall not affect the Purchaser’s rights and remedies as regards the Vendors.

10.2.2	The liability of Anthony Brown under clause 10.1 shall not be released or diminished by any variation of the terms of this Agreement, any forbearance, neglect, or delay in seeking the performance of the obligations on the part of Club Fun Limited contained mentioned or referred to in this Agreement, or any granting of time for such performance.

10.2.3	If and when Club Fun Limited defaults for any reason whatsoever in the performance of any obligation on its part contained mentioned or referred to in this Agreement, Anthony Brown shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure satisfaction of) the obligation on the part of Club Fun Limited in regard to which such default has been made in the manner proscribed by this Agreement and so that the same benefits shall be conferred on the Purchaser as would have been received if such obligation, commitment or undertaking had been duly performed and satisfied by Club Fun Limited.

10.2.4	The guarantee contained in clause 10.1 shall remain in force notwithstanding the winding up, liquidation, dissolution or other incapacity of Club Fun Limited or any change in the status, control or ownership of Club Fun Limited. The guarantee contained in clause 10.1 is in addition to and without prejudice to and not in substitution for any rights or security which the Purchaser may now or hereafter have or hold for the performance and observance of the said obligations on the part of Club Fun Limited.

10.2.5	As a separate and independent stipulation, Anthony Brown agrees that any obligation on the part of Club Fun Limited which may not be enforceable against or recoverable from Club Fun Limited by reason of any legal limitation, disability or incapacity on or of Club Fun Limited or any fact or circumstance (other than the provisions contained in this Agreement) shall nevertheless be enforceable against and recoverable from Anthony Brown as though the same had been incurred by Anthony Brown and Anthony Brown were the sole or principal obligor in respect thereof and shall be performed or paid by Anthony Brown on demand.

10.3	For the avoidance of doubt, Anthony Brown may rely upon those limitations contained in Schedule 8 to the extent that Club Fun Limited is entitled to do so and insofar as such reliance does not involve, whether directly or indirectly, Anthony Brown and/or Club Fun Limited receiving the benefit of such limitations more than once (whether by reason of any element of double counting or otherwise) in calculating the liability of Anthony Brown under the guarantee contained in this clause 10.
11 Guarantee from Portec Inc
11.1	Portec Inc hereby unconditionally and irrevocably guarantees to the Vendors the due performance and observance of all of the Purchaser’s obligations, commitments and undertakings under or pursuant to this agreement relating to the Initial Payment (‘the Obligations’) agrees to indemnify the Vendors in respect of any breach of the Obligations,. The liability of Portec Inc under this clause 11 shall not be released or diminished by any variation of the terms of this agreement, any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

11.2.	If and when the Purchaser defaults for any reason whatsoever in the performance of any Obligation, Portec Inc shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure satisfaction of) the Obligation in regard to which such default has been made in the manner prescribed by this agreement and so that the same benefits shall be conferred on the Vendors as would have been received if such obligation, commitment or undertaking had been duly performed and satisfied by the Purchaser.

11.3	The guarantee contained in this clause 11 shall remain in force regardless of the legality, validity or enforceability of any provisions of this agreement against the Purchaser (save to the extent that any provision of this agreement is unenforceable by virtue of the operation of any other provision of this agreement) and notwithstanding the winding-up, liquidation, dissolution or other incapacity of the Purchaser or any change in the status, control or ownership of the Purchaser. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Vendors may now or hereafter have or hold for the performance and observance of the Obligations.

11.4	As a separate and independent stipulation, Portec Inc agrees that any Obligation which may not be enforceable against or recoverable from the Purchaser by reason of any legal limitation, obligation (including, but not limited to, as a result of any other agreement or arrangement entered into by the Purchaser, whether or not known to the Vendors) disability or incapacity on or of the Purchaser or any fact or circumstance (other than the provisions of this agreement) shall nevertheless be enforceable against and recoverable from Portec Inc as though the same had been incurred by Portec Inc and Portec Inc were the sole or principal obligor in respect thereof and shall be performed or paid by Portec Inc on demand.

12 Non-competition
12.1	For the purpose of this clause:
12.1.1	‘Confidential Information’ means any financial or other confidential information or other know-how, relating to the business carried on at the date of this agreement by the Company, including, but not limited to, any information relating to current or future affairs or plans, or customers or other persons with whom the Vendors have or have had dealings, or who are or have been concerned in the above business;

12.1.2	‘Relevant Employee’ means any director, manager, employee, consultant or representative who is currently employed or engaged by the Company at the time of Completion, (including any person who has given notice to terminate his employment, whether or not in accordance with the terms of his employment) and any person who has left that employment but would have been currently employed at the time of Completion, had he given the prescribed period of notice in accordance with the terms of his employment.
12.2	Each of the Vendors and Anthony Brown severally covenants with the Purchaser and as a separate covenant with the Company that except as otherwise agreed in writing with the Purchaser, it will:
12.2.1	keep confidential, and not disclose or make use of, any Confidential Information; and

12.2.2	observe the other covenants set out in clause 12.3 below.
12.3	The other covenants referred to in clause 12.2 above are as follows:
12.3.1	not, in competition with the Company, to carry on, or be engaged, concerned or interested (directly or indirectly) in the business of manufacture and/or importation and/or purchase and/or supply of insulated fishplates and insulated rail joints, to and/or for the Railway Industry within the United Kingdom and within the European Community and anywhere else in the world during the period of two years from Completion, either solely, or jointly with, or as manager, agent or consultant of, any other person (corporate or unincorporated);

12.3.2	not, in competition with the Company, to carry on, or be engaged, concerned or interested (directly or indirectly) in the business of manufacture and/or importation and/or purchase and/or supply of railway fasteners (including but not limited to bolts, nuts, screws, clips and anchors) and all items which the Company currently imports and/or purchases and/or supplies, to and/or for the Railway Industry within the United Kingdom and within the European Community during the period of 2 years from Completion, either solely, or jointly with, or as manager, agent or consultant of, any other person (corporate or unincorporated);

12.3.3	not to solicit (either on its or their own account, or as the employee or manager, agent, consultant, or other representative of any other person) the custom of any person who is, or was within a period of 2 years prior to Completion, a customer of the Company in relation to the business carried on at the date of this agreement by the Company for a period of 2 years from Completion, or have any dealings with such a customer for that period;

12.3.4	not to induce or seek to induce away from the Company any Relevant Employee with a view to engaging them in any competing business;
12.4	Nothing in this clause 12 shall prevent any of the Vendors or Anthony Brown from at any time holding, for investment purposes only, any class of securities for the time being listed or dealt in on any stock exchange, where its interest does not exceed 2% of all the issued securities of that class.

12.5	Nothing in this clause 12 shall prevent Anthony Brown from being engaged, concerned or otherwise interested (whether directly or indirectly) in the Cooper & Turner Limited business of supply of railway fasteners (including, but not limited to bolts, nuts, screws, clips and anchors), railway track components and similar items, and all items which the company currently imports and/or purchases and/or supplies (but not insulated fishplates and/or insulated rail joints) to and/or for the Railway Industry within the United

Kingdom and within the European Community and anywhere else in the world provided always that:
12.5.1	the partial waiver contained in this clause 12.5 does not apply to insulated fishplates and/or insulated rail joints;

12.5.2	the said Cooper & Turner Limited business shall not involve the supply of insulated fishplates and/or insulated rail joints to any person;

12.5.3	the said Cooper & Turner Limited business shall not involve the supply of the other said products to those customers whose names are contained or referred to in Schedule 9, save in the event that the supply agreement of even date herewith and made between the Company and Cooper & Turner Limited shall be terminated in accordance with its terms.
12.6	The Vendors and Anthony Brown confirm:
12.6.1	that the covenants contained in clauses 12.2 and 12.3 above are no greater than is reasonable or necessary for the protection of the Purchaser’s interests; and

12.6.2	that those covenants shall be deemed to be entire, separate, severable and separately enforceable in the widest sense from the other parts of clauses 12.2 and 12.3, so that each covenant shall be deemed to be a separate covenant, notwithstanding the fact that it appears in the same clause, sub-clause or sentence or any other covenant, or is imposed by the introduction of a word or phrase conjunctively with, or disjunctively from, or alternatively to, other words or phrases
12.7	Subject to any rights of set off the Purchaser may have pursuant to the terms of this agreement, if the Purchaser shall fail to pay any of the sums mentioned in clause 3.3 on the respective due date and the Vendors shall give the Purchaser written notice thereof and such failure shall continue for six months after the date of service of such notice, all (but not some) of the Vendors may by written notice given to the Purchaser forthwith avoid and terminate the obligations on the part of the Vendors and Anthony Brown contained in clauses 12.2.1, 12.3.1, 12.3.2 and 12.3.3 and thereupon clauses 12.2.1, 12.3.1, 12.3.2 and 12.3.3 and clause 3.4 shall lapse and terminate (provided that nothing in this clause 12.7 shall operate so as to require the Vendors to repay to the Purchaser or Portec Inc any amount paid pursuant to clause 3.4 prior to the date of receipt by the Purchaser of the written notice) and the Vendors shall not have or be entitled to any claim against the Purchaser and/or the Company whether in respect of compensation, damages or otherwise in respect thereof, but the Vendors shall continue to be entitled to payment from the Purchaser and Portec Inc of the sums mentioned in clause 3.3.

12.8	Subject to any rights of set off the Purchaser may have pursuant to the terms of this agreement, if the Purchaser shall fail to pay any of the sums mentioned in clause 3.3 on the respective due date and the Vendors shall give the Purchaser written notice thereof and such failure shall continue for thirty days after the date of service of such notice, all (but not some) of the Vendors may by written notice given to the Purchaser forthwith avoid and terminate the obligations on the part of the Vendors and Anthony Brown contained in clause 12.2.1, 12.3.1, 12.3.2 and 12.3.3 and thereupon clauses 12.2.1, 12.3.1, 12.3.2 and 12.3.3 and clause 3.4 and clause 3.3 shall lapse and terminate (provided that nothing in this clause 12.8 shall operate so as to require the Vendors to repay to the Purchaser or Portec Inc any amount paid pursuant to clauses 3.3 or 3.4 prior to the date of receipt by the Purchaser of the written notice) and the Vendors shall not have or be entitled to any claim against the Purchaser and/or the Company and/or Portec Inc whether in respect of compensation, damages or otherwise in respect thereof.
13 Costs
13.1	All costs and expenses incurred by, or on behalf of, the parties to this agreement in connection with the negotiation, preparation, and execution (including all fees of representatives, solicitors and accountants employed by any of the parties) shall be borne solely by the party incurring them and the other parties have no liability in respect of those costs and expenses.

14. Notices
14.1	Any notice to be given for the purposes of this agreement shall either be delivered personally or sent by first class recorded delivery post or facsimile transmission.

14.2	The address for service of the Vendors and Anthony Brown shall be respectively:
14.2.1	Peter David Vaughan Jones...38 Gisborne Road, Ecclesall, Sheffield, S11 7HB

14.2.2	Gary Elliott...17 Sandbeck Court, Bawtry, Doncaster DN10 6XP

14.2.3	Club Fun Ltd...24 Kiveton Lane, Todwick, South Yorkshire S26 1HL

14.2.4	Anthony Brown...24 Kiveton Lane, Todwick, South Yorkshire S26 1HL
or such other address within the United Kingdom as may from time to time be notified to the other parties in accordance with this clause 14.

14.3	The address for service of the Purchaser shall be its registered office for the time being.

14.4	A notice shall be deemed to have been served as follows:
14.4:1 if personally delivered, at the time of delivery;

14.4:2 if sent by recorded delivery post, at the expiration of 48 hours after the notice was delivered into the custody of the postal authorities;

14.4.3 if sent by facsimile transmission, at the expiration of 12 hours after despatch.
14.5	In proving such service, it shall be sufficient to prove that personal delivery was made, or that the envelope containing such notice was properly addressed and delivered into the custody of the postal authorities as a pre-paid recorded delivery letter or that the facsimile transmission was properly addressed and despatched.

15 Governing law and jurisdiction
15.1	This agreement shall be governed by, and construed in all respects in accordance with, English law.

15.2	The parties irrevocably agree that the Courts of England and Wales shall have exclusive jurisdiction in respect of any dispute, suit, action, arbitration or proceedings (‘Proceedings’) which may arise out of, or in connection with, this agreement, although nothing in this agreement shall be taken to limit the right of the Purchaser to bring Proceedings in any other jurisdiction or jurisdictions (whether concurrently or not).
16 Publicity
No announcement or other disclosure, concerning the sale and purchase of the Shares or any ancillary matter, shall be made before or after Completion by the Vendors or the Purchaser (whether to the press, employees, customers or suppliers) save in a form agreed between the parties or otherwise as required by law.
17 General
17.1	This agreement shall (except for any obligation fully performed prior to, or at, the Completion Date) continue in full force and effect after the Completion Date notwithstanding Completion.

17.2	All of the parties to this agreement will before, upon and after the Completion Date do all acts and things, and sign and execute all documents and deeds, necessary for the purpose of implementing the terms of this agreement.

17.3	If the Shares shall be sold or transferred at any time to a member of the Purchaser’s Group, the benefit of each of the obligations, undertakings, indemnities or warranties undertaken or given by the Vendors and Anthony Brown (or any of them) under or pursuant to this agreement shall be assignable to the purchaser or transferee of the Shares, and such purchaser or transferee shall be entitled to enforce the same against the Vendors (or any of them) and Anthony Brown (as the case may be) as if it were named in this agreement as the Purchaser provided always that:

17.3.1	such assignment shall not result in any increase in the liability of the Vendors and Anthony Brown for breach, non-observance or non-performance of this agreement

17.3.2	if the assignee ceases to be a member of the Purchaser’s group the benefit (and burden) of this agreement shall be re-assigned to the Purchaser.

17.4	If the Company shall sell or transfer the whole or a substantial part or parts of its business to the Purchaser or any member of the Purchaser’s Group at any time, the benefit of each of the obligations, undertakings, indemnities or warranties undertaken or given by the Vendors and Anthony Brown (or any of them) under or pursuant to this agreement shall be assignable to the purchaser or transferee and such purchaser or transferee shall be entitled to enforce the same against the Vendors (or any of them) and Anthony Brown (as the case may be) as if it were named in this agreement as Purchaser provided always that such sale or transfer shall not result in any increase in the liability of the Vendors and Anthony Brown for breach, non-observance or non-performance of this agreement

17.5	If the Shares shall otherwise be sold or transferred at any time and/or if the Company shall otherwise sell or transfer the whole or a substantial part of parts of its business at any time, the benefit of the obligations and covenants undertaken or given by the Vendors and Anthony Brown contained in clause 12.2.1 shall be assignable to the purchaser or transferee of the shares or the whole of substantial part or parts of the business (as the case may be), and such purchaser or transferee shall be entitled to enforce the same against the Vendors (or any of them) and Anthony Brown (as the case may be) as it were named in this Agreement as the Purchaser provided always that such sale or transfer shall not result in any increase in the liability of the Vendors and Anthony Brown for breach, non observance or non performance of this Agreement.

17.6	Except as set out in clauses 17.3 and 17.4 and 17.5, none of the rights or obligations under or pursuant to this agreement may be assigned or transferred to any other person without the written consent of all the parties.

17.7	This agreement and all documents in the Agreed Form (‘the Transaction Documents’) contains the whole agreement between the parties relating to the transactions provided for in this agreement and supersedes all previous agreements (if any) between such parties in respect of such matters, and each of the parties to this agreement acknowledges that, in agreeing to enter into this agreement, it has not relied on any representations or warranties except for those contained in the Transaction Documents.

17.8	Time shall be of the essence of this agreement both as regards the dates and periods specifically mentioned (or any dates and periods which may be substituted for them by any agreement in writing between, or on behalf of, the Vendors and the Purchaser).

17.9	Any remedy or right conferred upon the Purchaser for breach of this agreement shall be in addition to, and without prejudice to, all other rights and remedies available to it (provided that the Purchaser agrees and acknowledges that it shall have no right to rescind this agreement).

17.10	No failure or delay by any party in exercising any claim, remedy, right, power or privilege under this agreement shall operate as a waiver, nor shall any single or partial exercise of any claim, remedy, right, power or privilege preclude any further exercise of it, or the exercise of any other claim, right, power or privilege.

17.11	Nothing in this agreement is intended to confer on any person any right to enforce any term of this agreement which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999 save that the Company may enforce the provisions of clause 12 (to the extent that any covenant or undertaking is expressly provided in its favour) and Cooper & Turner Limited may enforce the provisions of clause 9.4.

SCHEDULE 1

Consideration
Vendor’s	Vendor’s	Number of	payable for	Vendor’s
name	address	shares sold	shares	loans

Peter David Vaughan Jones	38 Gisborne Road, Ecclesall, Sheffield, S11 7HB	One Hundred B Ordinary Shares		Nil

Gary Elliott	17 Sandbeck Court, Bawtry, Doncaster, DN10 6XP	One hundred B Ordinary Shares		Nil

Club Fun Limited	Beachside Business Centre, Rue Du Hocq, St Clements, Jersey, JE2 6LF	Eight hundred A Ordinary Shares		Nil

SCHEDULE 2
The Company

Registered Number	4616486

Registered Office	Phoenix Works, Castor Road, Off Don Road, Sheffield, S9 2TL

Date of Incorporation	13th December 2002

Directors	(1) Peter David Vaughan Jones (2) Gary Elliott

Secretary	Peter David Vaughan Jones

Accounting Reference Date	31st March

Auditors	Mazars LLP of Mazars House, Gelderd Road,

Gildersome, Leeds LS27 7JN

Authorised Share Capital	£1,000.00 divided into eight hundred A ordinary shares of £1.00 each and two hundred B ordinary shares of £1.00 each

Issued Share Capital	800 A ordinary shares of £1.00 each and 200 B ordinary shares of £1.00 each

Mortgages/Charges

Mortgagee	Euro Sales Finance Plc

Date Created	11 March 2006

Date Registered	16 March 2005

Amount Secured	All monies

Property Charged	All assets

Guarantees

None

SCHEDULE 3
The Properties
Part I
None
Part II
Tech Factory, Don Road, Sheffield, S9 2TL (more particularly described in the Lease dated 31st January 2004 made between Andrew Donald Mackenzie (1) and Coronet Rail Limited (2))

SCHEDULE 4
Tax Deed

TAX DEED
THIS TAX DEED is made the 12th day of April 2006
BETWEEN
(1)	The persons whose names and addresses are set out in Part I of the Schedule (‘the Covenantors’);
(2)	Portec Rail Products (UK) Limited (registration number 3939427) whose registered office is at Vauxhall Industrial Estate, Ruabon, Wrexham LL14 6UY (‘the Purchaser’ which expression shall where the context so admits include its successors and assigns)
RECITAL
The Purchaser has today completed the purchase from the Covenantors of the whole of the issued share capital of Coronet Rail Limited under an agreement (‘the Agreement’) dated 12th April 2006, in reliance (inter alia) upon the indemnities contained in this deed.
1 Definitions
1.1	In this deed (unless the context otherwise requires) the following expressions shall have the following meanings:

‘the Accounting Date’	31st March 2005

‘the Audited Accounts’	the audited accounts of the Company for the accounting reference period ended on the Accounting Date

‘Business Day’	a day (other than a Saturday) when banks are open for the transaction of normal banking business in London

‘Claim’	any notice, demand, assessment, letter, direction or order, or other document issued, or action taken, by or on behalf of any fiscal, revenue or other authority or official anywhere in the world, whereby the Company is liable, or is sought to be made liable, to make any payment to the authority, official or other person

(whether that payment is primarily payable by the Company, and whether or not the Company shall or may have any right of reimbursement against any other person), or is denied, or sought to be denied, any Relief

‘Company’	Coronet Rail Limited (company number 4616486) whose registered office is at Phoenix Works Castor Road Off Don Road Sheffield South Yorkshire S9 2TL

‘Event’	any event, act, transaction, omission or occurrence of whatever nature and (without limitation) completion, the receipt or accrual of any income, or any distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance including the death of any person

‘ICTA 1988’	the Income and Corporation Taxes Act 1988

‘Relief’	relief, loss, allowance, credit, deduction, exemption, set-off or right to repayment, claimed or available in relation to Taxation pursuant to any legislation or otherwise

‘Taxation’	any form of taxation, duty, levy, impost, charge, national insurance or other similar contribution, or rates (whether created or imposed by any government, state, federal, local, municipal or other body, and whether in the United Kingdom or elsewhere), including, but not limited to, any obligation to repay (in whole or part) any payment for group relief, any payment which the Company may be, or become, bound to make or obliged to account for to any person in respect of Taxation and any related penalty, interest, fine or surcharge
1.2	Other expressions used in this deed shall where the context so admits, have the meanings ascribed to them in the Agreement.

1.3	Reference to the result of any Event on, or before, a particular date shall include:
1.3.1	the combined result of two or more Events, the first of which takes place on or before such date; and

1.3.2	any Event which is deemed for Taxation purposes to have occurred on or before such date.
1.4	Any reference to a statute or statutory provision shall be construed as a reference to that statute or provision (including any subordinate legislation made under it) as modified or re-enacted from time to time.

1.5	Headings in this deed are for ease of reference only and shall not affect its construction.
2 The indemnities
2.1	Subject to clauses 2.8 and 2.9, the Covenantors jointly and severally covenant to pay to the Purchaser an amount equal to any liability:
2.1.1	for Taxation arising as a result of, or by reference to, any Event on or before completion;

2.1.2	for Taxation which would have been saved but for the loss, reduction, modification or cancellation of some Relief which either:
(a)	was taken into account in computing and so reducing or eliminating any provision for deferred tax which appears in the Audited Accounts or the Completion Accounts or

(b)	would otherwise have been available to the Company and was treated as an asset in the Completion Accounts in consequence of an Event occurring on or before completion;

2.1.3	for Taxation which arises in consequence of an Event occurring on or before completion, and which would have been payable but for the utilisation or set-off of some Relief which arises in respect of an Event occurring after completion; and

2.1.4	for Taxation arising in consequence of an Event occurring after completion, and for which the Company is liable as a result of having been a member of any group for Taxation purposes at any time before completion.
2.2	Without limiting clause 2.1, the Covenantors jointly and severally covenant to pay to the Purchaser to an amount equal to any liability in respect of any inheritance tax which:

2.2.1	is at completion a charge on, or gives rise to a power to sell, mortgage or charge, any of the shares or assets of the Company; or

2.2.2	after completion, becomes a charge on, or gives rise to a power to sell, mortgage or charge, any of the shares or assets of the Company and which is a liability in respect of inheritance tax payable as a consequence of the death of any person (whenever occurring) within 7 years after a transfer of value occurring on or before completion; or

2.2.3	arises as a consequence of a transfer of value occurring on or before completion (whether or not in conjunction with the death of any person whenever occurring) made by, or to, the Company.
2.3	The Inheritance Tax Act 1984 Section 213 shall not apply in relation to any payments to be made by the Covenantors under this deed.

2.4	Any Taxation which would have been repaid to the Company but for the loss, reduction, set-off or cancellation of any right to repayment of Taxation in consequence of an Event occurring on or before Completion, shall for the purposes of clause 2.1.1 be deemed to be Taxation for which the Company is liable, and which arises in consequence of the Event.

2.5	There shall be treated as an amount of Taxation which would, for the purposes of clause 2.1.2, have been saved but for the loss, reduction, modification or cancellation of some Relief which either:
(a)	was taken into account in computing and so reducing or eliminating any provision for deferred tax which appears in the Audited Accounts or the Completion Accounts or

(b)	would otherwise have been available to the Company and was treated as an asset in the Completion Accounts the amount by which the liability to Taxation would have been reduced by the Relief lost, reduced, modified or cancelled, applying the relevant rates of Taxation in force in the period or periods in respect of which the Relief would have applied or (where the rate has at the relevant time not been fixed) at the last known rate provided always that the Company had sufficient profits against which Relief might be set-off or given.

2.7	The Covenantors jointly and severally covenant with the Purchaser to pay to the Purchaser an amount equal to any costs or expenses incurred or payable by the Company or the Purchaser in connection with any Claim.

2.8	The foregoing provisions of this clause 2 shall not apply to any liability to the extent that it arises in consequence of an Event which has occurred since the Accounting Date in the ordinary course of the trading activities of the Company, and (to the intent that this list is to be deemed non-exhaustive) none of the following shall be regarded as carried out in the ordinary course of the trading activities of the Company namely:
2.8.1	any disposal of an asset other than stock in trade;

2.8.2	any Event giving rise to a liability to Taxation primarily payable by some other person;

2.8.3	any Event giving rise to a liability under ICTA 1988 Sections 703-787 in relation to tax avoidance; or

2.8.4	any event which involves a distribution within the meaning of ICTA 1988 Section 418 or a loan within ICTA 1988 Section 419.
2.9	The provisions of Schedule 8 of the Agreement shall, where expressly stated to do so, apply to this deed as if set out in full herein.
3 Conduct of claims and appeals.
3.1	In the event of the Purchaser becoming aware of any Claim, the Purchaser shall, or shall procure that the Company shall, give written notice of the Claim to the Covenantors as soon as reasonably practicable, but such notice shall not be a condition precedent to the liability of the Covenantors.

3.2	The Purchaser shall, and shall procure that the Company shall, take any such action as the Covenantors may reasonably request to avoid, dispute, resist, appeal, compromise or defend the Claim, subject to:
3.2.1	the Covenantors first having secured the Company and the Purchaser to their reasonable satisfaction against any Taxation being the subject of, or likely to be incurred in connection with, the Claim and against any amounts likely to be payable pursuant to clause 2.7; and

3.2.2	the following provisions of this clause 3.
3.3	All material communications relating to the Claim received from or made to the Taxation authority shall, as soon as is reasonably practicable, be copied (if in writing) or otherwise communicated to the Purchaser.

3.7	If, in the Purchaser’s reasonable opinion:
3.7.1	the Covenantors or the Company have committed any acts or omissions which constitute fraudulent conduct; or

3.7.2	the Covenantors delay in complying with clause 3.2.1; or
the Company or the Purchaser may (without further reference to the Covenantors) admit, compromise, settle, discharge or otherwise deal with, any outstanding or future Claims.
4 Taxes
4.1	Subject to clause 4.2, all sums shall be paid free and clear of all deductions or withholdings, unless the deduction or withholding is required by law.

4.2	If any such deduction or withholding is required by law to be made from any sum payable by the Covenantors under this deed (other than in respect of interest payable to the Purchaser), the Covenantors shall pay such additional amount as shall be required to ensure that the net amount received by the Purchaser or the Company will equal the full amount which would have been received by it, or them, had no such deduction or withholding been made.

4.3	If any payment by the Covenantors under this deed is chargeable to Taxation (other than a reduction in the base cost to the Purchaser of the shares of the Company), then the amount so payable shall be grossed up by such amount as will ensure that, after deduction of the Taxation chargeable, there shall be left in the hands of the Company or the Purchaser a sum equal to the amount that would otherwise have been payable.
5 Date for payment and interest
5.1	The Covenantors shall pay to the Company (or the Purchaser as the case may be) any amount required to be paid by them pursuant to clause 2.1 in cleared funds on or before the second Business Day prior to the date set out in the relevant clause out of clauses 5.2 to 5.4.

5.2	Where the Claim involves an actual payment of Taxation, the date referred to in clause 5.1 is the date on which that Taxation becomes due and payable to the authority, official or person demanding the same.

5.3	Where the Claim involves no actual payment of Taxation, the date referred to in clause 5.1 is:
5.3.1	to the extent that the liability involves the denial, loss or set-off (in whole or in part) of any right to repayment of Taxation, the date on which such Taxation would otherwise have been repaid; and

5.3.2	to the extent that the liability involves the denial, loss or set-off (in whole or in part) of any Relief other than a right to repayment of Taxation, the date on which the Taxation which would have been saved but for such denial, loss or set-off becomes (or on the assumption in clause 2.6 would become) due and payable.
5.4	Where the Claim involves a liability under clause 2.1.3, the date referred to in clause 5.1 is the date which would have been the due date in clause 5.2 but for the availability of the Relief.

5.5	The Covenantors shall pay to the Company (or to the Purchaser as the case may be) any amount required to be paid by them pursuant to clause 2.7, on the date on which the Company or the Purchaser incurs or suffers such costs or expenses.

5.6	The Company (or the Purchaser as the case may be) shall give notice in writing of the amount of any payment required to be made by the Covenantors under clause 2, and the due date for payment, and this notice shall (except in the case of manifest error) be conclusive and binding on the Covenantors.

5.7	Any sum not paid by the Covenantors on the due date for payment shall bear interest from that date until and including the date of actual payment (or the next Business Day if the date of actual payment is not a Business Day), and any interest under this clause 5.7 shall be charged at the annual rate of 4% over the base rate for the time being of National Westminster

Bank plc (or, if such a rate cannot be ascertained for any reason, at such similar rate as the Purchaser shall reasonably select).
6 Credit for recoveries
6.1	If full payment is made by the Covenantors under this deed in respect of a Liability to Taxation and the Purchaser or the Company, as the case may be, subsequently receive from any other person a payment or credit in respect of the Liability to Taxation in question, the Purchaser or the Company, as the case may be, shall pay to the Covenantors an amount equivalent either to such amount received, exclusive of any VAT thereon, or to the amount that the Purchaser or the Company has actually saved by virtue of the receipt of the credit, to the extent that the payment to the Covenantors does not exceed the payment originally made by the Covenantors (less the amount of all reasonable costs and expenses in obtaining such payment or credit and net of any Taxation payable on the amount received) provided that this clause 6.1 shall not apply to any payment or credit which has been dealt with in accordance with clause 8.1 and provided further that where the Purchaser or the Company receives a credit, a payment shall not be required to be made to the Covenantors before the date on which the Taxation that would have been payable but for the credit would have been due and payable to the appropriate Taxation authority.

6.2	If full payment is made by the Covenantors under this deed in respect of a Liability to Taxation and the Purchaser or the Company is or becomes entitled to recover from some other person (other than the Company or the Purchaser or any person connected within the meanings of section 839 ICTA 1988 with any of them) any sum in respect of the Liability to Taxation (other than by reason of any Purchasers Relief) the Purchaser shall notify the Covenantors of its entitlement as soon as reasonably practicable and, if so required by the Covenantors, will and will procure that the Company will, at the cost of the Covenantors and upon the Covenantors indemnifying the Purchaser against all costs which may thereby be incurred, take all reasonable steps to enforce such recovery

(provided that the Company and the Purchaser shall not be obliged to take any action which they reasonably consider to be materially prejudicial to their interests) and any amounts so recovered by the Purchaser shall be dealt with pursuant to clause 8.1.

6.3	Provided always that the Covenantors shall not receive the benefit of any payment or credit received by the Purchaser or the Company referred to in clause 6.1 more than once (whether by reason of any element of double counting or otherwise).
7 Waiver
7.1	The rights and remedies conferred upon the Company or the Purchaser under this deed are cumulative, and in no way exclude or limit any rights and remedies which the Company or the Purchaser may have by law.

7.2	No right, power or privilege conferred upon the Company or the Purchaser under this deed shall be treated as impaired or waived (in whole or part) by any delay in its exercise by the Company or the Purchaser.

7.3	No single or partial exercise of any right, power or privilege under this deed shall preclude the further exercise of any right, power or privilege.
8. Savings
8.1	If the auditors for the time being of the Company shall certify (at the request and expense of the Covenantors) that the Company has obtained any Saving, the amount of the Saving shall be dealt with in accordance with clause 8.3. For the purposes of this clause 8.1, the Company shall not be regarded as obtaining a Saving until the last date upon which it would have been obliged to make the actual payment of Taxation from which it has been relieved in order to avoid incurring any fine, penalty or interest in respect of unpaid Taxation or, in the case of a Saving consisting of a right to repayment of Taxation, the date on which the Company receives cleared funds in respect of such repayment.

8.2	For the purposes of clause 8.1 ‘Saving’ means:
8.2.1	the reduction or elimination of any liability of the Company to make an actual payment of Taxation in respect of any period ending after Completion or in respect of any Event occurring after Completion arising wholly as a result of a Liability to Taxation in respect of which the Covenantors have made a payment under Clause 2 of this deed; and

8.2.2	any repayment of Taxation which the Company obtains which it would not have been entitled to but for the payment of any Taxation by the Company in respect of which the Covenantors have made a payment under clause 2.
8.3	Any Saving shall be dealt with in accordance with this clause as follows:
8.3.1	the Saving shall first be set off against any payment then due from the Covenantors under this deed;

8.3.2	to the extent that there is an excess after applying clause 8.3.1 above, a refund shall be made to the Covenantors of an amount equal to the lower of:
(a)	any previous payment or payments made by the Covenantors under this deed and not previously refunded under this Clause and/or under Clause 6; and

(b)	the amount of such excess; and
8.3.3	to the extent that the excess referred to in clause 8.3.2 is not exhausted under that Clause, the remainder of the excess shall be carried forward and set off against any future payment or payments which become due from the Covenantors under this deed.
8.4	Where any such certification as is mentioned in clause 8.1 above has been made, the Covenantors or the Purchaser may request the auditors for the time being of the Company to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification and certify whether such certification remains correct or whether, in the light of those circumstances, the amount that was the subject of such certification should be amended.

8.5	If the auditors certify under clause 8.4 above that an amount previously certified should be amended, that amended amount shall be substituted for the purpose of clause 8.3 above as the Saving in respect of the certification in question in place of the amount originally certified, and such adjusting payment, if any, as may be required by virtue of the above-mentioned substitution shall be made as soon as practicable by the Covenantors or (as the case may be) to the Covenantors.

8.6	Provided always that the Covenantors shall not receive the benefit of any Saving more than once (whether by reason of any element of double counting or otherwise).
9. Overprovisions
9.1	If, on or before the sixth anniversary of Completion:
9.1.1	any provision for Tax (excluding deferred Tax) in the Audited Accounts or in the Completion Accounts proves to be an overprovision; or

9.1.2	the amount by which any right to the repayment of Tax which has been treated as an asset in the Accounts or in the Completion Accounts proves to have been understated;
either being an “Overprovision” then:
(a)	the amount of any Overprovision shall first be set off against any payment then due from the Covenantors under this Tax Deed;

(b)	to the extent that there is an excess, a refund shall be made to the Covenantors of any previous payment or payments made by the Covenantors under this Tax Deed (and not previously refunded under this Tax Deed) up to the amount of such excess; and

(c)	to the extent that such excess is referred to in clause 9.1(b) is not exhausted, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Covenantors under this Tax Deed.
9.2	If the Purchaser or the Company (otherwise than acting by the Covenantors) become aware of any circumstances which do or may give rise to the application of paragraph 9.1 the Purchaser shall or shall procure that the Company shall give written notice of such circumstances to the Covenantors as soon as reasonably practicable.

9.3	The Covenantors may, at any time before the sixth anniversary of Completion, request the auditors for the time being of the Company or the Purchaser to review (at the expense of the Covenantors) the existence and amount of any Overprovision and in the absence of manifest error, their decision shall be final and binding.

9.4	Provided always that the Covenantors shall receive the benefit of any Overprovision more than once (whether by reason of any element of double counting or otherwise).
10 Assignment
The Purchaser or the Company may assign the benefit of this deed in whole or in part.
11 Notices
The provisions of clause 14 of the Agreement relating to notices shall apply to any notice or demand to be given under or in connection with this deed.
12 Governing law and jurisdiction
This deed shall be governed by, and construed in all respects in accordance with, English law, and the parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction in respect of any dispute, suit, action, arbitration or proceedings (‘Proceedings’) which may arise out of or in connection with this deed (save that nothing contained in this deed shall be taken to have limited the right of the Purchaser or the Company to bring proceedings in any other jurisdiction or jurisdictions whether concurrently or not).
13 Counterparts
This deed may be executed in any number of counterparts by the different parties on separate counterparts, each of which shall, when executed and delivered, constitute an original, but all of which shall together constitute one and the same instrument.
IN WITNESS whereof the parties hereto have executed this Deed as a Deed the day and year first before written.

SCHEDULE
The Covenantors

Club Fun Limited	Beachside Business Centre

Rue Du Hocq,

St Clements,

Jersey JE2 6LF

Peter David Vaughan Jones	38 Gisborne Road

Ecclesall

Sheffield S11 7HB

Gary Elliott	17 Sandbeck Court

Bawtry

Doncaster

DN10 6XP

/s/ Club Fun Limited

SIGNED as a DEED by
CLUB FUN LIMITED
Acting by its duly authorised Attorney
In the presence of

/s/ Peter David Vaughan Jones

SIGNED as a DEED by
PETER DAVID VAUGHAN JONES
in the presence of

/s/ Gary Elliott

SIGNED as a DEED by
GARY ELLIOTT in the
presence of

/s/ Portec Rail Products (UK) Ltd.

SIGNED as a DEED by
PORTEC RAIL PRODUCTS
(UK) LIMITED acting by two Directors
or by one Director and the
Company Secretary.

/s/ Michael Cartwright

Director

/s/ Peter Butler

Director

SCHEDULE 5
Warranties
The Warranties and undertakings referred to in Clause 6 are as follows except as provided for in this agreement or truly and accurately and fairly and fully disclosed in the Disclosure Letter:
1 Corporate matters
1.1	The information contained in the recitals to this agreement and Schedules 1 and 2 and 3 and 6 is true and accurate in all respects.

1.2	The register of members and all other statutory books and minute books of the Company:
1.2.1	have been properly kept;

1.2.2	are up-to-date, and

1.2.3	contain true, full and accurate records of all matters required to be dealt with in them.
1.3	The Company has not received any notice of any application, or intended application, for the rectification of the register of members under the provisions of the Companies Acts for the time being in force.

1.4	The Purchaser has been supplied with a copy of the memorandum and articles of association of the Company (with copies attached of all resolutions as are required by law) and copies of all resolutions setting out the rights attached to, or the conditions of issue of, any of the share capital of the Company. Those copies are accurate and up-to-date, and set out in full the rights and restrictions attaching to the share capital of the Company.

1.5	The Company is not a public limited company within the meaning of the Companies Act 1985 Section 1(3).

1.6	No allotment of share capital in the Company has been made in contravention of the provisions of the Companies Acts.

1.7	The Company has not at any time acquired, or taken a charge over, any of its own shares.

1.8	The Company has not at any time made any unlawful distribution.

1.9	The Company has not entered into any arrangement involving the acquisition from, or disposal to, its directors or connected persons of non-cash assets.

1.10	The Company has not done any of the following in relation to any of its directors (or any person connected with any of its directors) in contravention of the provisions of the Companies Acts :
1.10.1	granted any loan or quasi-loan, or entered into any guarantee or credit transaction; or

1.10.2	provided any security in connection with any such loan, quasi-loan, guarantee or credit transaction.
1.11	The Company has filed all returns, particulars, resolutions and documents required to be filed with the Registrar of Companies by the Companies Acts, and all such filings were, and are, correct.

1.12	The Company does not have any subsidiary companies.
2 The Shares and share capital
2.1	There are no agreements or other arrangements in force which provide for the present or future issue, allotment or transfer of; or accord to any person the right (absolute or conditional) to call for the issue, allotment or transfer of any share or loan capital of the Company (including any option, or right of pre-emption or conversion).

2.2	Since the Accounting Date:
2.2.1	no share or loan capital of the Company has been issued or allotted, or agreed to be issued or allotted (whether conditionally or absolutely);

2.2.2	the Company has not undergone any capital reorganisation or change in its capital structure.; and

2.2.3	the Company has passed no resolutions.
2.3	The Company has not at any time reduced its share capital, redeemed any share capital or purchased any of its shares.

2.4	No share capital shown in the Audited Accounts or in the statutory books of the Company has been forfeited.

2.5	No shares in the capital of the Company have at any time been issued, and no transfers of shares in the capital of the Company have been registered,

otherwise than in accordance with the articles of association of the Company from time to time in force and the Companies Acts.

2.6	The Shares constitute the whole of the issued and allotted share capital of the Company and are beneficially owned by the Vendors free of all liens, charges and incumbrances, or interests in favour of, or claims made by or which could be made by, any other person

2.7	No dividends or other distributions of profits have been declared, made or paid since the Accounting Date.
3 Capacity of Vendors
3.1	The Vendors are entitled to sell, or procure the sale of, the full legal and beneficial interest in the Shares to the Purchaser on the terms set out in this agreement.

3.2	Each Vendor has taken all corporate (if relevant) and other actions necessary to enable it to enter into and perform this agreement, and has secured all approvals and consents (governmental or otherwise) required for the performance of the transactions contemplated by this agreement.

3.3	Neither the execution or delivery of this agreement by the Vendors, nor Completion of the transactions contemplated, is prohibited by, or violates, any provision and will not result in a breach of:
3.3.1	any applicable law, rule, regulation, judgment, decree, order or other requirements of the United Kingdom or of any court, authority, department, commission, board, bureau or agency; or

3.3.2	(to the extent relevant) the memorandum or articles of association of the Vendors.
3.4	This agreement constitutes and imposes valid legal and binding obligations on each Vendor, fully enforceable in accordance with their terms.

3.5	Completion of the transactions contemplated by this agreement by the Vendors will not:
3.5.1	conflict with, result in the breach of constitute a default under, or accelerate the performance provided by, the terms of any contract, agreement or deed to which any Vendor may be bound or affected; or

3.5.2	constitute a default or an event which, with the lapse of time or action by a third party, could result in the creation of any lien, incumbrance, security, interest, equity, claim or restriction on any of the Shares.
4 Accounts
4.1	The accounting reference date of the Company for the purposes of the Companies Acts is 31st March and has not at any time been any other date.

4.2	The Purchaser has been supplied with a true and complete copy of the Audited Accounts.

4.3	The Audited Accounts:
4.3.1	comply with the requirements of the Companies Acts;

4.3.2	have been prepared on a consistent basis in accordance with good accounting practice, and comply with all current SSAPs and financial reporting standards applicable to a United Kingdom company;

4.3.3	are accurate in all material respects and show a true and fair view of the state of affairs, financial position, assets and liabilities of the Company, and of its results for the financial period ending on the Accounting Date; and

4.3.4	as at the Accounting Date, are not affected by any unusual or non-recurring items.
4.4	The Audited Accounts set out correctly all such reserves or provisions for Taxation as are necessary on the basis of the rates of tax now in force to cover all Taxation (present and future) in respect of any transaction occurring prior to the Accounting Date liable to be assessed on the Company or for which the Company is accountable up to such date

4.5	No asset of the Company has been acquired for any consideration in excess of its market value at the date of its acquisition, or otherwise than by way of bargain at arm’s length.

4.6	The Management Accounts October 2005 and the Management Accounts February 2006 are materially accurate and reflect in all material respects the assets and liabilities of the Company and of its results for the periods to which they relate ended 31st October 2005 and 28th February 2006 respectively.

4.7	The accounting and other books, ledgers, financial and other records of the Company:
4.7.1	are in its possession or control; and

4.7.2	do not contain or reflect any material inaccuracies or discrepancies or omissions; and

4.7.3	have been held for the periods required by the Companies Acts.
4.8	The amounts recorded in the books of the Company as owing by any debtors as at Completion will realise within 6 months of the Completion Date 95% of their nominal value (from the debtor(s) and/or pursuant to Policy No522458 from Atradius Credit Insurance NV), and none of the book debts is subject to any counter-claim or set-off.
5 Borrowings and lending
5.1	The total amount borrowed by the Company from its bankers does not exceed:
5.1.1	the limit of its facilities as set out in the Disclosure Letter; or

5.1.2	any limitation on borrowing powers contained in its articles of association, or in any debenture or other agreement binding on it.
5.2	Except as disclosed in the Disclosure Letter the Company does not have outstanding (whether made by, or incurred by, the Company):
5.2.1	any borrowing or indebtedness in the nature of borrowing including any bank overdrafts, liability under acceptances, (otherwise than in respect of normal trade bills) or any acceptance credit (including any amounts due to any present or former directors, or to members of the Company, other than remuneration accrued due or for reimbursement of business expenses); or

5.2.2	any Incumbrance or guarantee;

5.2.3	any arrangements of a type covered by the Companies Act 1985 Sections 320 or 330 or any agreements for such arrangements or any other transaction in which a director of or a person connected with the Company has a material interest
5.3	The Company:
5.3.1	has not lent any money (other than credit given in the ordinary course of the Company’s business) which has not been repaid to it;

5.3.2	does not own the benefit of any debt (whether present or future) or the right to receive any money other than debts accrued to it in the ordinary course of its business
5.4	The statements of the Company’s bank accounts delivered at Completion are correct and the Company has no other bank or deposit accounts (whether in credit or overdrawn) not included in such statements.

5.5	In relation to such Incumbrances or guarantees (if any), and in relation to any bank overdraft, borrowings or other financial facilities available to, or financial obligations incurred by, the Company:
5.5.1	the Vendors have supplied to the Purchaser details of all relevant documents;

5.5.2	there has been no contravention by the Company of, or non compliance by the Company with, any provision of any such document;

5.5.3	so far as the Vendors are aware, there has been no contravention by any other party of, or non-compliance by any other party with, any provision of any such document;

5.5.4	no steps for the enforcement of any Incumbrances have been taken or, so far as the Vendors are aware, threatened;

5.5.5	there has not been any alteration in the terms and conditions of any of the arrangements or facilities, all of which are, so far as the Vendors are aware, in full force and effect;

5.5.6	none of the Vendors nor the Company has done anything whereby the continuance of the arrangements and facilities might be affected or prejudiced; and

5.5.7	none of the arrangements is dependent on the guarantee of or on any security provided by a third party.
5.6	The Company has not:
5.6.1	factored any of its debts, or engaged in financing of a type which would not require to be shown, or reflected, in the Audited Accounts;

5.6.2	since the Accounting Date, repaid or prepaid, or become liable to repay or prepay, any loan, or loan capital or indebtedness in advance of its date of maturity;

5.6.3	received notice from any lenders of money to it, requiring repayment or intimating enforcement of any Incumbrance, and so far as the

Vendors are aware there are no circumstances likely to give rise to any such notice.
5.7	The Company has not applied for or received any grant award subsidy or financial assistance from any governmental department or agency (‘Governmental Grants’)

5.8	The Company has not done or agreed to do anything, as a result of which any of the Governmental Grants is, or may be, liable to be refunded in whole or in part.
6 Assets
6.1	Except for assets disposed of by the Company in the ordinary course of trading, the Company is the owner of, and has good title to, all assets included in the Audited Accounts and all assets acquired since the Accounting Date and not subsequently disposed of, and all such assets are in the Company’s possession or under its control.

6.2	There is no Incumbrance or agreement to create an Incumbrance over the whole or any part of the undertaking, property assets, goodwill or uncalled capital of the Company.

6.3	The fixed and loose plant and machinery, fixtures and fittings vehicles and office equipment, used in connection with the business of the Company meet all relevant health and safety standards.

6.4	The stock in trade of the Company meets all relevant health and safety standards

6.5	Details of all contracts entered into by the Company for the maintenance of any of the Company’s assets are included in the Disclosure Letter.

6.6	So far as the Vendors are aware, no circumstance has arisen, or is likely to arise in relation to any asset held by the Company under a lease or similar agreement, whereby the rental payable has been, or is likely to be, increased and, in particular, all such assets have at all relevant times been used for a qualifying purpose within the meaning of the Capital Allowances Act 2001 Sections 122–125.

6.7	The assets owned by the Company (together with assets held under the hire purchase lease or rental agreements listed in the Disclosure Letter) comprise all assets necessary for the business of the Company to continue as it is carried on at present.
7 Insurances
7.1	Details of all Insurance policies currently maintained by and/or benefiting the Company are set out in or annexed to the Disclosure Letter.

7.2	All premiums due in respect of the Company’s insurance policies have been paid in full.

7.3	So far as the Vendors are aware, nothing has been done, or has been omitted to be done, which could result in any of the Company’s insurance policies being, or becoming, void or voidable.

7.4	The Vendors are not aware of any circumstances, which would or might entitle the Company to make a claim under any of its insurance policies, or which would or might be required under any of its insurance policies to be notified to the insurers.
8 Disputes/litigation
8.1	The Company is not engaged (whether as claimant or defendant or otherwise) in any litigation, or criminal or arbitration proceedings, before any court, tribunal, statutory or governmental body, department, board or agency, and no litigation criminal, or arbitration proceedings are, so far as the Vendors are aware, pending or threatened by, or against, the Company and the Vendors do not know of any facts which are likely to give rise to the same, or which are likely to give rise to proceedings in respect of which the Company would be liable to indemnify any person concerned.

8.2	The Company is not subject to any order or judgment given by any court or governmental agency; and has not been a party to any undertaking or assurance given to any court or governmental agency which is still in force. So far as the Vendors are aware, there any no facts or circumstances which (with or without the giving of notice or lapse of time) would be likely to result in the Company becoming subject to such an order or judgment, or being required to be a party to any such undertaking or assurance.

8.3	None of the Vendors, the Company, the directors of the Company or (so far as the Vendors are aware) any of its employees, is the subject of any investigation, inquiry, process or request for information, in respect of any aspect of the activities of the Company by any governmental or European Communities body, department, board or agency, or by any organisation charged with the supervision of any activities from time to time engaged in by the Company, and no such procedures are, so far as the Vendors are aware, pending or threatened, and the Vendors do not know of any facts which are likely to give rise to any such procedure.

8.4	There is no dispute with any revenue or other official department in the United Kingdom or elsewhere in relation to the affairs of the Company and, so far as the Vendors are aware, there are no facts which may give rise to such dispute.

8.5	So far as the Vendors are aware, there are no claims (other than claims fully covered by insurance) pending or threatened, or capable of arising, against the Company by any employee, or workman or third party, in respect of any accident or injury.

8.6	So far as the Vendors are aware, the Company has not manufactured and/or sold products which have been, are, or will become, in any material respect faulty or defective, or which do not comply in any material respect with any warranties given, or representations expressly made, or by the Company expressly or impliedly (whether by statute or otherwise).

8.7	The Company has not accepted any liability or obligation to service, repair, maintain, take back or otherwise do anything in respect of, any articles or stock where that liability or obligation would apply after any such article or stock has been delivered by it.

8.8	So far as the Vendors are aware, there has been no default by the Company under any agreement, trust deed or instrument and, so far as the Vendors are aware, no threat or claim of default has been made and is outstanding, and, so far as the Vendors are aware, there is nothing which could cause:
8.8.1	any such agreement to be terminated or rescinded by any other party; or

8.8.2	their terms to be worsened or the Company prejudiced as a result of anything done, or omitted or permitted to be done, by the Vendors or the Company.

9	Compliance with statutes and licences

9.1	The Company has obtained all licences, consents, approvals, permissions, permits, test and other certificates, and authorities (public or private), necessary for the carrying on of its business in the places and in the manner in which such business is now carried on.

9.2	All of the licences, consents, approvals, permissions, permits, certificates and authorities referred to in paragraph 9.1 are valid and subsisting, and the Vendors know of no reason, or of any facts or circumstances, which (with or without the giving of notice or lapse of time) would be likely to give rise to any reason why any of them should be suspended, cancelled, revoked or not renewed.

9.3	The Company has established procedures under, and has complied with all requirements from time to time in force under, the Health and Safety at Work etc Act 1974 and all regulations made under that Act.

9.4	The Company has complied in all material respects with the provisions of the Data Protection Act 1998 and all regulations made under that Act, and has established procedures to ensure continued compliance with all such legislation.

9.5	The Company has not received any notice from either the Data Protection Registrar, the Information Commissioner or a Data Subject, alleging non-compliance with the data protection principles or prohibiting the transfer of data, nor has any individual claimed, or so far as the Vendors are aware, will have the right to claim, compensation from the Company under the Data Protection Act 1998 for loss or unauthorised disclosure of data.

9.6	The Company is not a ‘public authority’ within the meaning of the Freedom of Information Act and has not been approached by any body which is a public authority as so defined for the purpose of giving its consent to the disclosure by that authority of any information held by it relating to the Company its business or affairs.

9.7	No consumer credit agreement or consumer hire agreement made by the Company as creditor or owner, or in respect of which it is the supplier under a debtor-creditor-supplier agreement or linked transaction, has been made in breach of the Consumer Credit Act 1974 or the regulations made under that Act.

10	Trading position

10.1	Since the Accounting Date:
10.1.1	there has been no material adverse change (nor is any such material change expected) in the financial position of the Company;

10.1.2	the Company has not disposed of any assets, or assumed or incurred any outstanding capital commitment, or any material liabilities (whether actual or contingent), otherwise than in the ordinary course of carrying on its business (and, for this purpose, disposals of fixed assets, fixed and loose plant and machinery, fixtures and fittings, vehicle and office equipment, shall be deemed to be not in the ordinary course of business);

10.1.3	the business of the Company has been carried on in the ordinary and usual course of business.
10.2	The Company’s business has not been materially and adversely affected by the loss of any important customer or source of supply.

10.3	So far as the Vendors are aware, the Company is entitled to carry on the business now carried on by it, and carried on by it during the 3 years prior to the date of this agreement, without any conflict with any valid right of any other person, firm or company.

10.4	No substantial part of the business of the Company is carried on, or is required to be carried on, with the agreement or consent of a third party, nor is there any agreement to which the Company and/or any of the Vendors is a party which significantly restricts the field in which the Company carries on business.

10.5	The Company has not committed or omitted to do any act or thing which could give rise to any fine or penalty, nor is the Company party to any agreement, practice or arrangement which in whole or in part:
10.5.1	contravenes the provisions of the Trade Descriptions Acts 1968 and 1972;

10.5.2	would or might constitute a domestic or a Community infringement within the meaning of Part 8 of the Enterprise Act 2002;

10.5.3	contravenes any provisions of the EC Treaty, or any regulation or other enactment made under that Treaty; or

10.5.4	contravenes any other anti-trust anti-monopoly or anti-cartel legislation or regulations.
10.6	The Company has not engaged in any course of conduct which is unlawful under the Competition Act 1998.
10.7	No agreement, arrangement or other practice of the Company is, or has been, the subject of an investigation, report or decision by the Office of Fair Trading, the Monopolies and Mergers Commission, Competition Commission or the Commission of the European Communities or has been the subject of a judgment from the Competition Appeals Tribunal, nor has the Company received any process, notice, communication or request for information by, or on behalf of, the Office of Fair Trading, the Monopolies and Mergers Commission, the Competition Commission, the Secretary of State for Trade and Industry or the Commission of the European Communities relating to any aspect of the business of the Company.
11	Contracts and arrangements
11.1	There are not now outstanding with respect to the Company, or to which the Company is a party:
11.1.1	any long term contract not made in the ordinary course of business;

11.1.2	any joint venture, consortium or other partnership arrangement or agreement;

11.1.3	any arrangements (contractual or otherwise) between the Company and any third party, which will, or may in accordance with its terms, be terminated as a result of any change in the central management or shareholders of the Company, or of the sale and purchase provided for in this agreement, or of compliance with any other provision of this agreement;

11.1.4	any contract for services (other than contracts for the supply of electricity, gas, water, telecommunications or normal office services);

11.1.5	any power of attorney, contract of agency or distributorship, or subsisting licence;

11.1.6	any guarantee, warranty, undertaking or contract for indemnity, or for suretyship, under which the Company is under a prospective or contingent liability (other than guarantees or warranties with respect to goods supplied, or services performed, by the Company in the ordinary course of business);

11.1.7	any agreement or arrangement entered into by the Company otherwise than by way of bargain at arm’s length (or on arm’s length terms);

11.1.8	any contracts or arrangements (of whatever nature) binding on the Company, which the Company cannot be terminate, without any liability on its part, by giving 3 months’ notice or less;

11.1.9	any agreement containing covenants limiting or excluding its right to do business or compete (or both) in any area, or any field, or with any person, firm or company;

11.1.10	any agreement or arrangement which the Vendors or the Company know or believe to be invalid, or in respect of which there are grounds for its termination, rescission, avoidance or repudiation (whether by the Company or any other party); or

11.1.11	so far as the Vendors are aware, any agreement or arrangement entered into in the ordinary course of the Company’s business which cannot be fulfilled or performed by the Company in accordance with its terms, without making a loss.
11.2	The Vendors have no knowledge or information or belief that, since the Accounting Date, or after Completion, or as a result of the proposed acquisition of the Company by the Purchaser:
11.2.1	any supplier of the Company has ceased, or will cease, supplying the Company, or may substantially reduce its supplies to the Company; or

11.2.2	any customer of the Company has terminated, or will terminate, any contract with the Company, or cease, or materially reduce, its business with it.
11.4	No offer, tender or the like, given or made by the Company on or before and outside of the ordinary course of the Company’s business the date of this agreement and still outstanding, is capable of giving rise to a contract merely by a unilateral act of a third party.

12	Intellectual property rights
12.1	None of the patents, trade marks, registered designs, design rights, applications for any of the foregoing, copyrights, trade or business names, inventions, processes, know-how and other industrial property rights (‘Intellectual Property Rights’) owned or used by the Company is the subject of any claim, opposition, attack, assertion or other arrangement of whatever nature, which does, or may, impinge upon their use, validity, enforceability or ownership by the Company, and, so far as the Vendors are aware, there are no grounds or other circumstances which may give rise to the same.
12.2	The Disclosure Letter lists all Intellectual Property Rights in respect of the Company has been registered as proprietor, or in respect of which application for registration has been made.
12.3	So far as the Vendors are aware, the Company is not using any process which:
12.3.1	involves the exercise of rights owned by third parties; or

12.3.2	makes use of information confidential to a third party;

except under valid licences from such third parties, all of which are in full force and effect and are listed in the Disclosure Letter.
12.4	No licences, or registered user or other rights, have been granted, or agreed to be granted, to any third party in respect of such Intellectual Property Rights owned or used by the Company

12.5	So far as the Vendors are aware, no disclosure has been made to any person other than the Purchaser of any of the industrial know-how, or the financial or trade secrets of the Company, except properly and in the ordinary course of business, and on the footing that such disclosure is to be treated as being of a confidential nature.

12.6	So far the Vendors are aware, no act has been done, or has been omitted to be done, to entitle any authority or person to cancel, forfeit or modify any Intellectual Property Rights owned or used by the Company.

12.7	The Company does not carry on business under any name other than the name under which the Company has been incorporated.

12.8	The Company has complied in all respects with the requirements of the Companies Acts with regard to company names and business names, and so far as the Vendors are aware such names do not infringe the rights of any third party.

12.9	The Company is not using any process which gives rise to a liability to pay compensation under The Patents Act 1977.

13	Employees
13.1	The replies to the employment inquiries given by the Vendors’ Solicitors to the Purchaser’s solicitors in writing prior to the date of this agreement (‘the Employment Replies) contain accurate particulars of:
13.1.1	the names and addresses of,

13.1.2	dates of birth of,

13.1.3	dates of commencement of employment or appointment to office of,

13.1.4	all remuneration payable (including accrued holiday pay) to,

13.1.5	participation in benefit schemes (such as medical expenses, permanent health insurance, pension, company car etc) of,

13.1.6	any profit sharing, commission, incentive or discretionary bonus arrangements to which the Company is a party (whether legally binding on the Company or not) of, and

13.1.7	all other benefits which the Company is bound to provide (whether now or in the future) to,

each officer and employee of the Company.
13.2	There are not now outstanding:
13.2.1	any service agreement or contract between the Company and any of its directors, officers, executives or employees which the Company cannot terminate by giving 12 weeks’ notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment);

13.2.2	any recognition or other agreement or arrangement (whether or not legally binding) between the Company and any trade union, or other body representing its employees;

13.2.3	any liabilities of the Company for industrial training levy or for any other statutory or governmental levy or charge.
13.3	The Vendors are not aware of any outstanding claim against the Company by any person who is now, or has been, an officer or employee of the Company and:

13.3.1	no disputes have arisen between the Company and any material number or category of employees during the preceding 3 years;

13.3.2	so far as the Vendors are aware, there are no present circumstances which are likely to give rise to any such dispute.
13.4	So far as the Vendors are aware, the Company has at all times complied in all material respects with the Employment Rights Act 1996 (as amended) in respect of all its employees; is not under any present, future or contingent liability to pay compensation for loss of office or employment to any ex-officer or ex-employee; and not due to make any payments under the Employment Rights Act 1996.
13.5	None of the following (nor any proposals in relation to them) are in existence:
13.5.1	profit sharing schemes;

13.5.2	share option schemes;

13.5.3	‘phantom’ share option schemes;

13.5.4	profit related pay schemes;

13.5.5	employee share incentive plans under the Finance Act 2000 or the Income Tax (Earnings and Pensions) Act 2003;

13.5.6	employee benefit trusts.
14	Pensions
14.1	In this clause “Defined Benefit Scheme” means a scheme under which the amount of some or all of the benefits payable to, or in respect of, a member of the scheme is calculated in accordance with a formula which takes account of the service of the member to retirement, death or withdrawal, and the remuneration of the member averaged over his service at, or close to, his retirement, death or withdrawal.
14.2	Particulars of all agreements or arrangements (whether legally enforceable or not) for the payment of any pensions, allowances, lump sums or other like benefits on retirement for the benefit of any present or former director, officer or employee of the Company or for the benefit of the dependants of any such persons are included in the Disclosure Letter.
14.3	The agreements or arrangements mentioned in paragraph 14.2 do not comprise or include a Defined Benefit Scheme.

14.4	The Company has complied with all material and relevant obligations imposed by the Welfare Reform and Pensions Act 1999 and any regulations made under it regarding facilitating access to all of their relevant employees (as defined in the Welfare Reform and Pensions Act 1999) to a stakeholder pension arrangement.
14.5	There is no obligation on the Company to pay contributions to a stakeholder pension arrangement in respect of any employee or officer of the Company.
14.6	There are no claims or actions in progress or pending, nor any reason for such claims or actions involving any employee or officer of the Company in connection with a stakeholder arrangement.
14.7	There is no obligation on the Company to pay contributions to a Defined Benefit Scheme in respect of any employee or officer of the Company.
15	The Properties
15.1	The Properties comprise all the freehold and leasehold properties owned by the Company, or occupied by it under licence; or in which the Company has any other interest.
15.2	The Company has a good and marketable title to, and has vacant possession of, each of the Properties.
15.3	The Company is the legal and beneficial owner of each of the Properties.
15.4	The information contained in Schedule 3 as to the tenure of each of the Properties, and the principal terms of the leases or licences held by the Company are held is true and accurate in all respects.
15.5	Each of the Properties and their title deeds is free from any mortgage, charge, rent charge, lien, incumbrance or other third party right in the nature of security.
15.6	The Properties are not subject to the payment of any outgoings (except the usual rents, rates and taxes) nor are there any persons in unlawful possession or occupation of, or (so far as the Vendors are aware) who have or claim any rights or easements of any kind in respect of, the Properties or any part of them, adverse to the estate, interest, right or title of the Company.
15.7	There are not in respect of the properties or any part of them

15.7.1	so far as the Vendors are aware, any outstanding notices or orders issued by, or agreement with, any local or other authority;

15.7.2	any proceedings in respect of any infringement of the building bylaws or any monetary claim or liability contingent or otherwise under the Town and Country Planning legislation or regulations or otherwise;

15.7.3	so far as the Vendors are aware, any enforcement or stop notice under the Town and Country Planning legislation or relevant regulations; or

15.7.4	So far as the Vendors are aware, any order or resolution for the compulsory acquisition of the properties or any part of them by any authority or any notice for closing demolition clearance or requisition of the properties;

and the Vendors are not aware of any proposals in relation to any other matters referred to in this paragraph, or any other circumstances known which might result in any such order, notice or proceedings being made or served, or which may otherwise affect any of the Properties
15.8	The Company in whom title is vested:
15.8.1	has paid all rent, insurance, service charges, and other outgoings that may be payable in respect of the leasehold Properties; and

15.8.2	has not received notification that it has failed to perform or observe any covenant (whether in relation to freehold or leasehold land), conditions, agreements, statutory requirements, planning consents, bye-laws, orders and regulations affecting the Properties, and requiring observance or performance by it.
15.9	In respect of all buildings comprised in the Properties, to which any enactment, regulation or order relating to protection against, or means of escape from, fire applies;
15.9.1	so far as the Vendors are aware, all requirements of that enactment, regulation or order, and of any notice or order, have been complied with to the satisfaction of the district surveyor and other appropriate officer;

15.9.2	no order prohibiting the occupation of a building (or part of it) has been made under such enactment, regulation or order; and

15.9.3	no issue of such notices or orders has been intimated to the Company.

15.10	The Company has not received notification of any liability for dilapidations in respect of any leasehold Properties

15.11	Since the Accounting Date, the Company has not acquired or disposed of any land or buildings, or any estate, interest, right or title in any land or buildings.

15.12	So far as the Vendors are aware, the Company has at all material times complied with all material provisions of the Factories Act 1961 the Public Health Acts 1875 to 1961, the Offices Shops and Railway Premises Act 1963, the Control of Pollution Act 1974, the Health and Safety at Work etc Act 1974 and the Clean Air Act 1993.

15.13	The Company has not at any time assigned, or otherwise disposed of, any leasehold property of which it was first or subsequent lessee.

16	Environmental matters

16.1	The Company has obtained the Environmental Authorisations listed in Schedule 6.
16.2	So far as the Vendors are aware, the Environmental Authorisations constitute all the Environmental Authorisations required under Environmental Legislation to be obtained in connection with the use of the Properties, or the conduct of the Company’s businesses.
16.3	Each of the Environmental Authorisations held by the Company is in full force and effect, and no fees or charges are outstanding in respect of them.
16.4	No claim of any violation, breach or infringement of Environmental Legislation has been made against the Company.
16.5	No proceeding or other action of whatever nature is pending, or so far as the Vendors are aware, is threatened or under consideration, seeking the suspension, revocation, enforcement, prohibition, variation or limitation of any Environmental Authorisation, or seeking to impose any penalty applicable under any Environmental Authorisation or related legislation.
16.6	No appeals are pending, or being contemplated, in respect of the refusal of, or conditions contained in, any of the Company’s Environmental Authorisations, or any action taken in respect of any Environmental Authorisation.

16.7	No notice, order, judgment, demand or letter, requiring the taking of remedial other action under or pursuant to the Environmental Legislation, has been served on, or received, by the Company.
17	Taxation

17.1	General

17.1.1	All returns, computations and payments, which should be, or should have been, made by the Company for any tax purpose, have been prepared on a proper basis and submitted within the prescribed time limits, and are up-to-date and correct.

17.1.2	None of the returns, computations and payments referred to in paragraph 17.1.1 is now, or so far as the Vendors are aware is likely to be, the subject of any dispute with the HM Revenue and Customs or will give rise to any disallowance of relief, allowance, deduction or credit, or any assessment (including any claim by HM Revenue and Customs for any penalty, interest, surcharge or fine).

17.1.3	No taxation authority has during the 24 months preceding the date of this agreement investigated, or indicated that it intends to investigate, the tax affairs of the Company.

17.1.4	The books and records of the Company are up-to-date, and contain sufficient detail in appropriate form to enable the Taxation liability of the Company to be established, and to determine the Tax consequences which would arise on any disposal or realisation of any asset owned at the Accounting Date, or acquired since that date but before Completion.

17.1.5	The execution or completion of this agreement will not result in any profit or gain being deemed to accrue to the Company for Taxation purposes.

17.1.6	All rents, interest, annual payments and other material sums of an income nature, paid during, or in respect of, the 3 years ending on the Accounting Date, or payable by the Company, or which the Company is under any obligation to pay in the future, are wholly allowable as deductions or charges in computing profits for the purposes of corporation tax.

17.1.7	The Company has not, during the 3 years ended on the Accounting Date, made any payment to, or provided any benefit for, any officer or employee, which is not allowable as a deduction in calculating the profits of the Company for Taxation purposes in the accounting period in which it was paid.

17.1.8	Since the Accounting Date, the Company has not been involved in any transaction which has given, or may give rise to a liability to Taxation on the Company (or would have given or might give, rise to such a liability to Taxation on the Company (or would have given, or might give, rise to such a liability but for the availability of any relief, allowance, deduction or credit), other than corporation tax on normal trading income of the Company (as opposed to chargeable gains or deemed income) arising from transactions entered into in the ordinary course of business.

17.1.9	The Company has not, during the 3 years ending on the Accounting Date, made any claim under the Income and Corporation Taxes Act 1988 Section 584 (relief for unremittable overseas income).

17.2	PAYE and other withholding tax

17.2.1	All income tax under the PAYE system, and payments due in respect of employees’ National Insurance contributions, have been deducted from all payments made, or treated as made, by the Company, and duly paid by the Company to the HM Revenue and Customs (together with any employer’s contribution) in the appropriate manner; and the Company has complied in all material respects with all its reporting obligations in connection with the benefits provided for employees and directors of the Company.

17.2.2	All payments by the Company, which ought to have been made under deduction of Tax, have been so made and the Company has (if required by law to do so) accounted to the HM Revenue and Customs for the Tax so deducted including, in particular any tax under the tax deduction scheme contained in Income and Corporation Taxes Act 1988 Part XIII Chapter IV (sub-contractors in the construction industry).

17.3	Financing

17.3.1	The Company has not, at any time, repaid or agreed to repay, or redeemed or agreed to redeem or purchased or agreed to purchase, any shares of any class of its issued share capital.

17.3.2	The Company has not, at any time, capitalised or agreed to capitalise (in the form of shares or debentures) any profits or reserves of any class or description, or passed, or agreed to pass, any resolution to do so.

17.3.3	No securities (within the meaning of Income and Corporation Taxes Act 1988 Section 254(1)) issued by the Company, and remaining in issue at the date of this agreement, were issued in circumstances such that the interest payable on them falls to be treated as a distribution under Income and Corporation Taxes Act 1988 Section 209(2)(d) or (e).

17.3.4	The Company is not and has not been a party to any transaction which has the effect of making or imposing any provision falling within paragraph 1 of the Income and Corporation Taxes Act Schedule 28 AA (Transfer Pricing), or to any series of transaction which have that effect.

17.3.5	The Company has not made or received any distribution which is an exempt distribution within the Income and Corporation Taxes Act 1988 Sections 213–218 (demergers).

17.3.6	The Company has not received any capital distribution to which the provisions of Taxation of Chargeable Gains Act 1992 Section 189 (capital distribution of chargeable gains: recovery of tax from shareholders) could apply.

17.3.7	The Company has not issued any shares to which the provisions of the Income and Corporation Taxes Act 1988 Sections 249–251 (scrip dividends) or 251A–D (approved share incentive plans) could apply, nor does the Company own any such shares.

17.3.8	The Company has not since, the Accounting Date, made any payment which is, or will be treated, as a distribution for Taxation purposes

17.4	Groups

17.4.1	The Disclosure Letter contains full particulars of all arrangements and agreements relating to group relief (as defined by Income and Corporation Taxes Act 1988 Section 402) to which the Company is, or has been, a party, or becomes a party before Completion.

17.4.2	All claims for group relief made by the Company were valid when made and remain so, and are now and have been, or will be, allowed by way of relief from corporation tax.

17.4.3	The Company has not made nor, is liable to make, nor will before Completion become liable to make, any payments under any such arrangement or agreement relating to Group Relief, except in consideration for the surrender of Group Relief allowable to the Company by way of relief from corporation tax.

17.4.4	The Company has received all payments due to it under any such arrangement or agreement for surrender of group relief made by it.

17.4.5	No shares owned by the Company are held as trading stock.

17.5	Close company provisions

17.5.1	The Company is not, and never has been, a close investment-holding company as defined in Income and Corporation Taxes Act 1988 Section 13A

17.5.2	No loan or advance within Income and Corporation Taxes Act 1988 Section 419 nor has it released or written off, or agreed to release or write off, the whole or any part of any such loan or advance.

17.5.3	The Company does not have any interest (whether direct or indirect) in any company, on the disposal of the assets of which a liability could arise under Taxation of Chargeable Gains Act 1992 Section 13 (non-resident company which would be close if resident).

17.6	Capital gains tax

17.6.1	Full details of all assets currently owned by the Company, in relation to which any charge to Tax (as defined in paragraph 17.6.2) may arise, are set out in the Disclosure Letter (or) have been disclosed to the Purchaser in writing prior to the date of this agreement, together with the current allowable expenditure in relation to each of those assets.

17.6.2	The charge to Tax referred to in paragraph 17.6.1 is any charge to Tax which may arise under the Taxation of Chargeable Gains Act 1992 Sections 179-181 (Company ceasing to be member of a group) at any time within the next 6 years, on the sale of the Company pursuant to this agreement or on the sale of any Company, which at the date of this agreement, is a subsidiary of the Company.

17.6.3	The Company does not own any shares or securities acquired as a ‘new holding’ under the provisions of Taxation of Chargeable Gains Act 1992 Sections 126–131 as extended by Taxation of Chargeable Gains Act 1992 Sections 132, 135 and 136.

17.6.4	The Company has not made any such election as is referred to in Taxation of Chargeable Gains Act 1992 Section 35(5) (31 March 1982 rebasing).

17.6.5	The Company has not engaged in any transactions which may, in relation to any future disposal, result in the consideration received being adjusted under the Taxation of Chargeable Gains Act Sections 29-34 (value shifting).

17.6.6	The Company has not made a claim or election under the Taxation of Chargeable Gains Act 1992:
17.6.6.1	Section 23 (capital sums compensation and insurance money);

17.6.6.2	Section 24 (assets lost or destroyed whose value become negligible);

17.6.6.3	Section 48 (consideration due after time of disposal);

17.6.6.4	Section 279 (foreign assets : delayed remittances); or

17.6.6.5	Sections 279A–D (deferred unascertainable consideration: election for treatment of loss).
17.6.7	The Company has not made any claim or election under the Taxation of Chargeable Gains Act 1992 :
17.6.7.1	Sections 152, 153 (roll over on replacement of business assets);

17.6.7.2	Section 161(3) (appropriation to trading stock);

17.6.7.3	Section 242 (small part disposals);

17.6.7.4	Section 243 (disposal of authority with compulsory purchase powers);

17.6.7.5	Section 244 (part disposal consideration exceeding allowable expenditure); or

17.6.7.6	Section 247 (roll-over on compulsory acquisition)
nor has any claim under any of those sections been made by any other company so as to affect the base cost of any of the Company’s assets for the purpose of calculating chargeable gains.

17.6.8	The Company is not entitled to any capital loss to which Taxation of Chargeable Gains Act 1992 Section 18(3) applies (transactions between connected persons).

17.6.9	The Company has not acquired benefits under any policy of assurance otherwise than as original beneficial owner.

17.6.10	No gain chargeable to corporation tax will accrue to the Company on the disposal of any debt owing to the Company.

17.7	Capital allowances

17.7.1	The book value of each of the assets of the Company in, or adopted for the purpose of, the Audited Accounts, does not exceed the written down value of such asset for the purposes of the CAA 2001.

17.7.2	No restrictions under the Capital Allowances Act 2001 Sections 213 — 218, 221 — 224, 241- 243 or 325 are applicable.

17.7.3	No balancing charge will be made on the Company, pursuant to the Capital Allowances Act 2001 Sections 55, 56, 65, 74 to 89 or otherwise, on any disposal or any or all of the Company’s assets for a consideration equal to, or less than, its, or their, value in the Audited Accounts.

17.7.4	No transaction has been entered into, by virtue of which the Capital Allowances Act 2001 section 567 — 570 (sales treated as being for alternative amounts) or 213 — 223 (anti avoidance) are applicable.

17.7.5	None of the assets for which a capital allowance has been made, or is capable of being, made to the Company has been disposed of, or ceased to be used for the purpose of its trade since, the Accounting Date.

17.7.6	None of the assets, expenditure on which has qualified for a capital allowance under the CAA 2001 Part 3 (industrial buildings), has at any time since such expenditure was incurred, been used otherwise than as an industrial building as defined in the CAA 2001 Section 271.

17.8	Value added tax

17.8.1	For the purposes of this paragraph, ‘the VAT legislation’ means Value Added Tax Act 1994 and all regulations made or imposed under it, and any other statutes or other provisions relating to VAT.

17.8.2	The Company is registered as a taxable person for the purposes of the VAT legislation.

17.8.3	The Company has complied in all material respects with the VAT legislation and has made and maintained correct and up-to-date records, invoices and any other documents, appropriate or requisite, for the purposes of such legislation.

17.8.4	The Company is not in arrears with any payment or returns due under the VAT legislation and has not, in the past 3 years, been in default in respect of any prescribed accounting period, as the terms ‘default’ and ‘prescribed accounting period’ are used in Value Added Tax Act 1994 Section 59(1) (the default surcharge), nor has it received any surcharge liability notice within Value Added Tax Act 1994 Section 59(2).

17.8.5	The Company is not, so far as the Vendors are aware, liable to any abnormal or non-routine payment of VAT, nor to any forfeiture or penalty, or to the operation of any penal provision and has not been required by the Commissioners of Customs & Excise or by HM Revenue and Customs to give security under the Value Added Tax Act 1994 Schedule 11 paragraph 4.

17.8.6	The Company is not treated as a member of a group of companies for VAT purposes.

17.8.7	The Company is not, and will not become, liable for VAT by virtue of Value Added Tax Act 1994 Section 47 (agent, manager or factor of any person who is not resident in the United Kingdom).

17.8.8	The Company has not been partially exempt for any VAT accounting period at any time in the 5 years prior to Completion and will not, in respect of supplies invoiced to it prior to Completion be denied credit for any input tax.

17.8.9	Neither the Company, nor any company of which the Company is a relevant associate within the meaning of Value Added Tax Act 1994 Schedule 10 Paragraph 3(7) (election to waive exemption), has elected to waive exemption under Paragraph 2 of that Schedule in relation to any land.

17.8.10	No notice has been received by the Company, and the Company is not aware of anything which indicates that the grant to the Company of any interest in, or right over land, or of any licence to occupy land, is, and will continue to be, other than an exempt supply.

17.8.11	The Company owns no assets which are treated as capital items and, in relation to which, the input tax may be subject to adjustment in accordance with the VAT capital goods scheme.

17.9	Stamp duty and stamp duty land tax

17.9.1	All documents in the possession, or under the control of, the Company, to which it has been a party and which attracts stamp duty, or stamp duty reserve tax, have been properly stamped. No documents are presently subject to adjudication of claims for exemption or relief, and, so far as the Vendors are aware, there are no circumstances which may result in the Company becoming liable for any interest or penalties;

17.9.2	In relation to any notifiable transaction (as defined in Section 77 of the Finance Act 2003) entered into by the Company as purchaser on or before the date of this agreement, the Company has submitted the required land transaction return, in the prescribed form and duly completed in accordance with Section 76 of the Finance Act 2003, together with the amount chargeable.

17.9.3	There is no stamp duty land tax outstanding from the Company in relation to any transactions entered into by it on or before the date of this agreement, and the Company is not involved in any dispute in relation to the stamp duty land tax to be paid in relation to any such transactions nor are the Vendors aware of any facts that might give rise to such a dispute.

17.10	Anti-avoidance

17.10.1	All particulars furnished to the HM Revenue and Customs, in connection with an application on behalf of the Company for consent or clearance under any of the provisions set out in paragraph 17.10.4 are included in the Disclosure Letter together with HM Revenue and Customs response.

17.10.2	The Particulars referred to in paragraph 17.10.1 fully and accurately disclosed all facts and circumstances material to the decision of HM Revenue and Customs.

17.10.3	Any consent or clearance given by HM Revenue and Customs, in response to an application falling within paragraph 17.10.1 is valid and effective, and any as was given is valid and effective and transaction, for which a consent or clearance was previously obtained in this way, has been carried into effect (if at all) only in accordance with the terms of the relevant application, and consent or clearance.

17.10.4	The provisions referred to in paragraph 17.10.1 are :

17.10.4.1	the Taxation of Chargeable Gains Act 1992 Section 139 (company reconstructions involving transfer of business);

17.10.4.2	the Taxation of Chargeable Gains Act 1992 Sections 135 and 136 (company reconstructions);

17.10.4.3	the Income and Corporation Taxes Act 1988 Sections 703-709 (transactions in securities);

17.10.4.4	the Income and Corporation Taxes Act 1988 Section 799 (transactions in land).
17.10.5	The Company has not been a party to, or otherwise involved in, any transaction scheme or arrangement to which any of the following provisions of the Income and Corporation Taxes Act 1988 could apply :
17.10.5.1	Section 116 (partnerships involving companies);

17.10.5.2	Section 395 (leasing contracts and company reconstructions);

17.10.5.3	Section 404 (group relief dual resident companies);

17.10.5.4	Sections 410 (group relief ‘arrangements’) and

17.10.5.5	Section 399 (dealings in commodity futures).
17.10.6	The Company has not, without the prior consent of HM Treasury, caused, permitted or entered into, any of the transactions specified in the Income and Corporation Taxes Act 1988 Section 765 (migration etc of companies).

17.10.7	The Company does not have, and never has had, any interest in a controlled foreign company as defined in the Income and Corporation Taxes Act 1988 Section 747.

17.10.8	The Company has not since its incorporation been a party to any transaction in respect of which the Company its officers directors or advisors considered that there was any material risk that the Company could be liable to Taxation under the provisions of the Income and Corporations Taxes Act 1988 Part 17 (Anti Avoidance) or as a result of the principles enunciated by the House of Lords in Furniss (Inspector of Taxes) v Dawson, but concluded that the risk was too remote to make provision for it in the relevant accounts of the Company

17.11	Inheritance tax

17.11.1	The Company has made no transfer of value within the Inheritance Tax Act 1984 Sections 94 or 99

17.11.2	No person has the power under the Inheritance Tax Act 1984 Section 212 to raise any inheritance tax by the sale of, or charge over, any of the Company’s assets.

17.11.3	There is no unsatisfied liability to inheritance tax attached, or attributable, to the assets of the Company or the shares of the Company, and neither the assets, nor the Shares are subject to any HM Revenue and Customs charge as is mentioned in the Inheritance Tax Act 1984 Section 237.

18	Vendors’ interests

18.1	No person is entitled to receive from the Company any finder’s fees, brokerage or other commission, in connection with the sale and purchase of the Shares under this agreement.

18.2	There is not now outstanding, and has not at any time during the past 3 years been outstanding, any contract or arrangement to which the Company is a party and in which any Vendor, or any director of the Company, is or has been interested (whether directly or indirectly).

18.3	The Company is not a party to any contract or arrangement which was not of an entirely arm’s length nature nor has such a contract or arrangement affected its profits or financial position during the past 3 years.

19	Good standing

19.1	No receiver, administrative receiver or administrator has been appointed, nor any notice given, petition presented, or order made, for the appointment of any such person over the whole, or any part, of the assets or undertaking of the Company, or any of the Vendors.

19.2	No petition has been presented, no order has been made and no resolution has been passed, for the winding up of the Company, or for the appointment of a liquidator or provisional liquidator of the Company.

19.3	No voluntary arrangement has been proposed, or is in force, under the Insolvency Act 1986 Section 1 in respect of the Company.

19.4	The Company has not stopped payment, nor is it insolvent or unable to pay its debts as and when they fall due.

19.5	No unsatisfied judgment is outstanding against the Company.

19.6	No distress, execution or other process has been levied in respect of the Company which remains undischarged, nor is there any unfulfilled or unsatisfied judgment or court order outstanding against the Company.

19.7	There are not pending, or in existence, any investigations or inquiries by, or on behalf of, any governmental or other body, in respect of the affairs of the Company.

19.8	None of the activities, contracts or rights of the Company is ultra vires unauthorised, invalid or unenforceable, or in breach of any contract or covenant.

19.9	The Company has at all times carried on business, and conducted its affairs, in all respects in accordance with its memorandum and articles of association for the time being in force, and any other documents to which it is, or has been, a party.

19.10	The Company is empowered and duly qualified to carry on business in all jurisdictions in which it now carries on business.

20	Miscellaneous

20.1	The Company does not carry on or have a place of business at any branch or other location (whether in the United Kingdom or elsewhere) other than at and from the Properties.

SCHEDULE 6
Environmental Authorisations
None

SCHEDULE 7
Completion Accounts and Adjustment of Consideration
1	Definitions

1.1	‘Completion Accounts’ means the balance sheet of the Company at the Completion Accounts Date and its profit and loss account for the period from and excluding the Accounting Date to and including the Completion Accounts Date, prepared in accordance with paragraphs 2.2 and 2.3

1.2	‘Completion Accounts Date’ means the close of business on 7th April 2006

1.3	‘Purchaser’s Accountants’ means Garbutt & Elliott of Arabesque House, Monkscross Drive, Huntington, York YO32 9GW

1.3	‘Vendors’ Accountants’ means Mazars LLP of Mazars House, Gelderd Road, Gildersome, Leeds LS27 7JN

1.4	‘Working Capital’ means the total current assets of the Company, less the total current liabilities of the Company as at the Completion Accounts Date as ascertained from the Completion Accounts

2	The Completion Accounts

2.1	Immediately upon Completion the parties shall instruct the Purchaser’s Accountants to prepare:
2.1.1	the Completion Accounts; and

2.1.2	an opinion as to the Working Capital as shown in the Completion Accounts (‘the Opinion’)
and to submit the Completion Accounts and the Opinion in draft to the parties within 28 days from the Completion Date
2.2	The Purchaser’s Accountants shall be instructed to prepare the Completion Accounts (subject as provided in clause 2.3) on bases consistent with those adopted in the preparation of the Audited Accounts.
2.3	The Completion Accounts shall:
2.3.1	provide that the value of Goodwill and all other intangible assets is the same as in the Audited Accounts

2.3.2	make full provision for the costs of the Purchaser’s Accountants in relation to the preparation of the Completion Accounts and any other audited accounts for the Completion Accounts period, subject to a cap of £4500.00 plus VAT

2.3.3	make full provision for Carillion Construction in the sum of £4,425 (excluding VAT) as a bad or doubtful debt

2.3.4	(save as set out in paragraph 2.3.3 above) make no provision for bad or doubtful debts
2.4	The Purchaser shall use its best endeavours to procure that the Purchaser’s Accountants shall have access to all the books and records of the Company for the purposes of enabling them to prepare a draft of the Completion Accounts and of the Opinion

2.5	Upon the completion of the preparation of the draft Completion Accounts and Opinion by the Purchaser’s Accountants they shall be presented to the Vendors for their approval. In this respect the Purchaser shall procure that the Vendors (and their representatives) shall have access to all documentation that they may require and all other information that they may reasonably require to enable them to be satisfied that the draft Completion Accounts and the Opinion have been prepared on the bases set out in clause 2.2 and 2.3. The Vendors shall communicate their decision as to whether or not they approve the draft Completion Accounts and the Opinion the Purchaser within a period of 1 month of such presentation (‘the Approval Period’)

2.6	In the event that the Vendors shall not approve the draft Completion Accounts and the Opinion within the Approval Period, the Vendors and the Purchaser shall use their best endeavours to meet (or procure that their representatives shall meet) promptly and in any case within a period of 14 days of the end of the Approval Period to resolve any dispute that has arisen between them with regard to the draft Completion Accounts and the Opinion

2.7	If any dispute relating to the draft Completion Accounts or the Opinion is not resolved within a period of 14 days then (unless all the Vendors and Purchaser otherwise agree in writing) the dispute shall be referred to an independent firm of chartered accountants (‘the Referee’) to be appointed by agreement in writing between all the Vendors and the Purchaser or failing agreement, by the President for the time being of the Institute of Chartered Accountants in

England and Wales upon an application made by any of the Vendors or the Purchaser

2.8	The Referee shall act as an expert and not as an arbitrator to the intent that his decision (in the absence of manifest error) shall be final and binding upon the Vendors and the Purchaser and his costs and expenses shall be borne as the referee shall determine (or, in absence of such determination, as to 50% by the Vendors and 50% by the Purchaser). The Referee shall be requested to state what adjustments (if any) are necessary to the draft Completion Accounts and the Opinion in order to comply with the requirements of this agreement

2.9	Upon:
2.9.1	the approval by the Vendors of the draft Completion Accounts and the Opinion or

2.9.2	the resolution of any dispute arising between the Vendors and the Purchaser in respect of the draft Completion Accounts and the Opinion or

2.9.3	the decision of the Referee
the Purchaser shall its best endeavours to procure that the Purchaser’s Accountants immediately issue the Completion Accounts and the Opinion in the form so approved resolved or decided which shall (in the absence of manifest error) be final and binding on the Vendors and the Purchaser
2.10	If the Working Capital is less than £395,181, the Purchase Price shall be reduced by an amount (‘the Deficit’) equal to the amount (in pounds) of the shortfall (which shall include any loss), and the Vendors shall pay the said sum to the Purchaser within 14 days of the date of issue of the Completion Accounts and Opinion mentioned in paragraph 2.9

2.11	If the Working Capital is more than £395,181, the purchase price shall be increased by an amount equal to the amount (in pounds) of the surplus, and the Purchaser shall pay the same to the Vendors within 14 days of the date of issue of the Completion Accounts and Opinion mentioned in paragraph 2.9.

SCHEDULE 8
Vendor protection
1.	Limitation of liability under the Warranties, Indemnity, and the Tax Deed

1.1	The Warranties and (to the extent expressly provided in this Schedule) the Indemnity and the covenants contained in the Tax Deed shall be qualified by the provisions of this Schedule and in the event of any inconsistency between the provisions of this Schedule and the provisions of clauses 6, 9.1 and 9.3 or of the Tax Deed the provisions of this Schedule shall prevail.

1.2	The Vendors shall not be liable in respect of any claim under the Warranties to the extent that the matter or matters giving rise to such claim are fairly disclosed in the Disclosure Letter.

1.3	The aggregate maximum liability of the Vendors in respect of all and any claims under the Warranties, under the Indemnity in clause 9.1, and under the Tax Deed shall in no event exceed £1,000,000.

1.4	The Vendors shall not be liable in respect of any claim under the Warranties or under the Tax Deed where the amount of such claim does not exceed £1,000.

1.5	The Purchaser acknowledges that the Vendors may rely upon the limitation contained in paragraph 1.3 in deciding what is material for the purposes of disclosure against the Warranties so that a failure to disclose information which is immaterial shall not be deemed to be fraudulent or deliberate non-disclosure.

1.6	The Vendors shall not be liable in respect of all and any claims made by the Purchaser under the Warranties or under the Tax Deed unless and until the aggregate cumulative liability of the Vendors in respect of all and any such claims (ignoring for these purposes all and any claims in respect of which the Vendors do not have any liability pursuant to the provisions of paragraph 1.4) exceeds £10,000, in which event the Vendors shall be liable for the excess of such liability over £10,000.

1.7	Where a claim relates to more than one event or circumstance which would separately give rise to a liability on the part of the Vendors under this agreement, such claim shall be treated as a separate claim in respect of each event or circumstances.

1.8	The Vendors shall not be liable in respect of any claim under the Warranties, under the Indemnity or under the Tax Deed unless it shall have been made:
1.8.1	in the case of the Warranties, before the expiry of 2 years from the Completion Date;

1.8.2	in the case of the Indemnity in clause 9.1, before the expiry of 3 years from the Completion Date;

1.8.3	in the case of the Indemnity in clause 9.3, before the expiry of 7 years from the Completion Date; and

1.8.4	in the case of the Tax Deed before the expiry of 7 years from the date of expiry of the accounting period in which the Event occurs.
1.9	No claim under the Warranties, under the Indemnity or under the Tax Deed shall be deemed to have been made unless notice of such claim was made in writing to the Vendors specifying in reasonable detail the event of default to which the claim relates and the nature of the breach and (if reasonably practicable) the amount claimed.

1.10	Subject to paragraph 1.18, any claim in respect of which notice shall have been given in accordance with paragraph 1.9 above shall be deemed to have been irrevocably withdrawn and lapsed (not having been previously satisfied settled or withdrawn) if proceedings in respect of such claim have not been issued and served on the Vendors not later than the expiry of the period of 30 months after the Completion Date or six months after the date on which such notice is given, whichever is the later .

1.11	Time shall be of the essence for the purposes of paragraphs 1.8, 1.10 and 1.18.

1.12	In the event of any claim under the Warranties, under the Indemnity or under the Tax Deed being determined either by way of agreement in writing between the Vendors and the Purchaser or by a final judgment (including any agreement or order of assessment of costs) (after all relevant appeals or applications or the expiry of any relevant time limits for the same if such appeals or applications have not been so made) in the Courts of England and Wales (‘Finally Determined’), the liability of the Vendors in respect of such claim shall be discharged:
1.12.1	firstly with the Purchaser setting off the amount of the Finally Determined claim against any of the sums which, as at the date upon which the relevant claim is Finally Determined, are or will become due and payable to the Vendors under the terms of this agreement (including any amount which remain to be paid pursuant to clause 3.4); and

1.12.2	secondly, if and to the extent that no further sums are or will become due and payable to the Vendors, by a cash payment by the Vendors equal to the amount of the Finally Determined claim and any statutory interest thereon;
For the avoidance of doubt the Purchaser shall not be entitled to recover an amount in respect of any claim under the Warranties and/or the Indemnity and/or the Tax Deed which has been Finally Determined other than in accordance with the foregoing provisions and the guarantee on the part of Anthony Brown contained in Clause 10.1 of this agreement.
1.13	Where the Purchaser and/or the Company is or is likely to be entitled to recover from some other person any sum in respect of any matter giving rise to a claim for breach of the Warranties then the Purchaser shall procure that reasonable steps are taken to enforce such recovery and if any sum is so recovered then either the amount payable by the Vendors in respect of that claim shall be reduced by an amount equal to the sum so recovered (less the reasonable costs and expenses of recovering it) or (if an amount shall already have been paid by any of the Vendors in respect of that claim) there shall be repaid to the Vendors an amount equal to the amount so recovered (less the reasonable costs and expenses of its recovery) or (if less) the amount of such payment.

1.14	Without prejudice to the generality of paragraph 1.13 above the provisions of paragraph 1.13 shall apply where the Company is entitled to recover from its insurers (in respect of insurance effected on or before the Completion Date) any sum in respect of any matter giving rise to a claim under the Warranties.

1.15	The Vendors shall have no liability (or such liability shall be reduced) in respect of any claim for breach of any of the Warranties or the Tax Deed:
1.15.1	if and to the extent that provision or reserve for or in respect of the liability or other matter giving rise to such claim has been made in the Completion Accounts;

1.15.2	if and to the extent any liability of the Company included in the Completion Accounts has been discharged or satisfied below the amount attributed to it or included in respect of it in Audited Accounts;

1.15.3	if and to the extent any contingency or other matters provided against in the Completion Accounts has in the event been over-provided for;

1.15.4	if and to the extent that such claim occurs or is increased as a result of any change in legislation after the date of this agreement (or any legislation not in force at the date of this agreement) which takes effect retrospectively or the withdrawal after the date of this agreement of any published concession or published general practice previously made by the Inland Revenue or other taxing authority;

1.15.5	if and to the extent that such claim occurs or is increased as a result of any increase in the rate of taxation in force at the date of this agreement;

1.15.6	if and to the extent that any breach of the Warranties occurs as a result of or is otherwise attributable to the Purchaser or the Company disclaiming any part of the benefit of capital or other allowances against taxation claimed or proposed to be claimed on or before the date of this agreement;

1.15.7	if and to the extent that such claim is attributable to any voluntary act or omission of or transaction or arrangement carried out by the Purchaser or the Company after the Completion Date otherwise than in the ordinary course of business;

1.15.8	if and to the extent that such claim would not have arisen or would have been reduced or eliminated but for the failure or omission on the part of the Purchaser or the Company to make any claim election surrender or disclaimer or give notice or consent or do any other thing under the provisions of any enactment or regulation relating to taxation after the Completion Date the making giving or doing of which was taken into account in computing the provision for taxation in the Completion Accounts;

1.15.9	if and to the extent that such claim relates to a liability for Taxation which would not have arisen but for any winding up or cessation after the Completion Date of any trade or business carried on by the Company; and

1.15.10	if and to the extent such claim would not have arisen but for a change of accounting policy or practice of the Company after the Completion Date
PROVIDED ALWAYS THAT the Vendors shall not receive the benefit of all or any of the matters mentioned in paragraphs 1.15.2 and 1.15.3 more than once (whether by reason of any element of double counting or otherwise).
1.16	The amount of any claim for breach of the Warranties shall take into account the amount of any relief from Taxation arising by virtue of the loss or damage in respect of which the claim was made PROVIDED ALWAYS THAT the Vendors shall not receive the benefit of any such relief from taxation more than once (whether by reason of any element of double counting or otherwise).

1.17	Nothing in this Schedule shall derogate from the Purchaser’s obligation to mitigate any loss which it suffers in consequence of a breach of the Warranties.

1.18	If in respect of any claim under the Warranties or under the Indemnity or under the Tax Deed the liability of the Vendors or the Company is contingent only then the Vendors shall not be under any obligation to make any payment to the Purchaser (or the Company) until such time as the contingent liability ceases to be contingent and becomes actual and proceedings in respect of such claim shall be issued and served on the Vendors not later than the expiry of the period of 30 months after the Completion Date or 6 months after the date on which the contingent liability ceases to be contingent and becomes actual, whichever is the later.

1.19	No claim whatever on the part of the Purchaser shall lie in respect of any breach of the Warranties if and to the extent that such breach has been caused by any act or omission stipulated to be carried out or omitted pursuant to the terms of this agreement.

1.20	For the avoidance of doubt the Purchaser shall not be entitled to recover damages in respect of any claim for breach of the Warranties and/or of the covenants contained in the Tax Deed and/or under the Indemnity where to do so would involve recovery more than once in respect of the same loss or damage.

1.21	Any amount payable by the Vendors to the Purchaser in satisfaction of any claim made under the Warranties or under the Indemnity or under the Tax Deed shall be treated as a reduction by that amount of the Consideration.

1.22	The Purchaser shall upon it or the Company becoming aware of any matter or event (‘the Matter’) which might give rise to a claim under the Warranties or the Indemnity give notice in writing to the Vendors of the Matter as soon as reasonably practicable.

1.23	The Purchaser shall provide and shall procure that the Company will provide to the Vendors and the Vendors’ professional advisers reasonable access to premises and personnel and to any relevant assets documents and records within their power possession or control for the purpose of investigating the Matter and enabling the Vendors to take such action as referred to in paragraph 1.24 below and shall allow the Vendors and its advisers to take copies of any relevant documents or records.

1.24	The Purchaser shall and shall procure that the Company will allow the Vendors (using professional advisers nominated by the Vendors) to take such action and institute and conduct such proceedings on behalf of the Purchaser or the Company as the Vendors may reasonably request to dispute resist appeal compromise defend remedy or mitigate the Matter or to enforce against any third party the rights of the Company in relation to the Matter provided always that (save in circumstances where the Matter shall give rise to a claim under the Indemnity) the Purchaser and the Company shall not be obliged to take or permit any action which they reasonably consider to be materially prejudicial to their interests.

The Vendors shall fully indemnify the Purchaser and the Company against all costs and expenses incurred as a result of any action taken by the Vendors pursuant to this sub-paragraph.

1.25	The Purchaser shall not and shall procure that the Company shall not admit liability in respect of or compromise or settle the Matter without the prior written consent of the Vendors (such consent not to be unreasonably withheld or delayed).

2.	Access

2.1	The Purchaser will after the Completion Date give to the Vendors and their representatives reasonable facilities to inspect all of the books and records relating to the Company as are delivered to the Purchaser under this agreement and (at the Vendors’ cost) to take copies and extracts from them at all reasonable times and on reasonable advance notice within the period of 6 years from and after the Completion Date.

3.	Indemnity by the Purchaser in respect of ICTA Sections 703-709

3.1	The Purchaser shall indemnify the Vendors against any liability to Taxation arising in connection with the sale of the Shares under the provisions of ICTA 1988 Sections 703–709 and all reasonable connected costs damages or expenses incurred by them to the extent that it would not have accrued or been incurred but for the payment of an abnormal amount by way of dividend (as defined in ICTA Section 709) at any time after Completion.

3.2	The Vendors shall allow the Purchaser and the Company (as the case may be) to take such action and institute and conduct such proceedings on behalf of the Vendors as the Purchaser may reasonably request to dispute resist appeal compromise defend remedy or mitigate any such alleged liability provided always that (save in circumstances where the Matter shall give rise to a claim under the Indemnity) the Purchaser and the Company shall not be obliged to take or permit any action which they reasonably consider to be materially prejudicial to their interests.

4.	Capacity of Purchaser

4.1	The Purchaser warrants to and undertakes with the Vendors that:
4.1.1	it has the requisite power and authority to enter into and perform this agreement;

4.1.2	the execution and delivery of and the performance by it of its obligations under this agreement will not:
(a)	result in a breach of any provision of its memorandum or articles of association;

(b)	result in a breach of or constitute a default under any agreement or instrument of which it is a party or by which it is bound;

(c)	result in a breach of any applicable order judgment or decree of any court or governmental authority.

SCHEDULE 9
THE CUSTOMERS BEING THE SUBJECT OF CLAUSE 12.5
The customers are the Relevant Customers, as that term is defined in the Supply Agreement dated 12th April 2006 made between Cooper & Turner Ltd (1) and Coronet Rail Ltd (2) (“the Supply Agreement”), against whose name a tick has been inserted in column (2) of Schedule 3 of the Supply Agreement (as that Schedule may be amended from time to time in accordance with the terms of the Supply Agreement)

/s/ Club Fun Limited

SIGNED AS A DEED BY
CLUB FUN LIMITED
Acting by its duly authorised Attorney
In the presence of

/s/ Peter David Vaughan Jones

SIGNED AS A DEED BY
PETER DAVID VAUGHAN JONES
In the presence of

/s/ Gary Elliott

SIGNED AS A DEED BY
GARY ELLIOTT
In the presence of

/s/ Anthony Brown

SIGNED AS A DEED BY
ANTHONY BROWN
In the presence of

/s/ Portec Rail Products (UK) Ltd.

SIGNED AS A DEED BY
PORTEC RAIL PRODUCTS (UK) LIMITED
Acting by two Directors or
By one Director and the Company Secretary

/s/ Michael Cartwright

DIRECTOR

/s/ Peter Butler

DIRECTOR

/s/ John Spindler Cooper

SIGNED AS A DEED BY
PORTEC RAIL PRODUCTS, INC
Acting by its authorised signatory
JOHN SPINDLER COOPER